UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AVALONBAY COMMUNITIES, INC
(Name of Registrant as Specified In Its Charter)

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Ballston Tower, 671 N. Glebe Road, Suite 800
Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2012

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), will be held on Wednesday, May 23, 2012, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, for the following purposes:

          1.     To elect the following nine directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Bryce Blair, Alan B. Buckelew, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward Walter.

          2.     To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company's Board of Directors to serve as the Company's independent auditors for 2012.

          3.     To consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying proxy statement.

          4.     To consider and vote upon a stockholder proposal concerning the preparation of a sustainability report, if the proposal is properly presented at the Annual Meeting.

          5.     To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 9, 2012, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

        You are requested to authorize a proxy to vote your shares by completing and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by delivering written notice to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors

Edward M. Schulman
 Secretary

Arlington, Virginia
April 3, 2012

Proxy Statement

AvalonBay Communities, Inc.

Ballston Tower, 671 N. Glebe Road, Suite 800
Arlington, Virginia 22203

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2012

I. SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.
Why am I receiving these materials?

A.
This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 3, 2012. The accompanying proxy is solicited on behalf of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"). We are providing these proxy materials to you in connection with our 2012 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 23, 2012, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, and any postponements or adjournments thereof (the "Annual Meeting"). As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. Directions on how to attend the Annual Meeting in person are available on the Company's Internet website at www.avalonbay.com/events.

Q.
How can I access the proxy materials electronically?

A.
This proxy statement, our 2011 Annual Report to Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2011 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Q.
Who may vote at the Annual Meeting?

A.
You may vote all the shares of our common stock, par value $0.01 per share (the "Common Stock"), that you owned at the close of business on March 9, 2012, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the "Record Date"). On the Record Date, the Company had 95,346,752 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.
What constitutes a quorum at the Annual Meeting?

A.
The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the

  Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share.

  Note that under New York Stock Exchange ("NYSE") rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent registered public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non-routine matters at the Annual Meeting, such as the election of directors, approval of compensation-related matters, or a proposal submitted by a stockholder, without your voting instructions.

Q.
What proposals will be voted on at the Annual Meeting?

A.
At the Annual Meeting, stockholders will be asked to: (1) elect nine directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 2012, (3) consider and vote upon a resolution to approve, on a non-binding, advisory basis, the Company's named executive officer compensation, (4) consider and vote upon a stockholder proposal concerning the preparation of a sustainability report, if the proposal is properly presented to the Annual Meeting, and (5) transact such other business as may be properly brought before the Annual Meeting.

Q.
How does the Board of Directors recommend I vote?

A.
Please see the information included in the Proxy Statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.
"FOR" each of the nominees to the Board of Directors;

2.
"FOR" ratification of the selection of Ernst &Young LLP as the Company's independent auditors for 2012;

3.
"FOR" the non-binding resolution to approve the compensation of the Company's named executive officers as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules; and

4.
"AGAINST" the stockholder proposal concerning the preparation of a sustainability report.

Q.
How do I vote?

A.
Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in "street name"), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

  By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the "By Internet" instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Telephone—If you are calling from the United States or Canada, you may authorize your proxy by following the "By Telephone" instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

  For shares held directly in your name you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later-dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.

  If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the nine nominees for director of the Company named in this Proxy Statement, FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 2012, FOR the resolution to approve the Company's named executive officer compensation, and AGAINST the stockholder proposal concerning the preparation of a sustainability report. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

        The Company's 2011 Annual Report to Stockholders and a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission ("SEC") are being mailed to stockholders concurrently with this Proxy Statement. The Annual Report to Stockholders and Form 10-K, however, are not part of the proxy solicitation material. A copy of any or all exhibits to the Company's Form 10-K may be obtained free of charge by writing to AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Chief Financial Officer or by accessing the "Investors" section of the Company's website (www.avalonbay.com).

II. PROPOSALS

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors currently consists of nine members. The Board of Directors has nominated for election all nine current directors. Accordingly, nine nominees will stand for election at the Annual Meeting and if elected will serve until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Bryce Blair, Alan B. Buckelew, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward Walter (each, a "Nominee" and, collectively, the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than nine directors at the Annual Meeting.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company's Bylaws, the affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required to elect a Nominee. Accordingly, a vote withheld from a Nominee and a broker non-vote will have the same effect as a vote against the Nominee. Because the number of Board positions is equal to the number of nominees, if a Nominee who is currently a director fails to receive the affirmative vote of the holders of a majority of all outstanding shares of Common Stock, then the Nominee will remain a director until such director's successor is duly elected and qualifies.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees

        The following biographical descriptions set forth information with respect to the Nominees, based on information furnished to the Company by each Nominee, and include the specific experience, qualifications, attributes and skills that led to the Board's conclusion that each should serve as a director in light of the Company's business and structure. There is no family relationship between any director, Nominee, or executive officer of the Company.

Employee Directors:

        Bryce Blair, 53, is the Company's Chairman of the Board and has been a director of the Company since May 2001. Mr. Blair has served as the Company's Chairman of the Board since January 2002 and was Chief Executive Officer from February 2001 through December 2011 and President from September 2000 through February 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. ("Avalon Properties") in June 1998 (the "Merger"), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair was a partner with the Northeast Group of Trammell Crow Residential ("TCR") from 1985 until 1993. Mr. Blair received his Master's degree in Business Administration from Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the National Association of Real Estate Investment Trusts ("NAREIT"), where he is past Chairman, and the Urban Land Institute ("ULI"), where he is a past trustee and past Chairman of the Multifamily Council. Mr. Blair has been a member of the Board of Directors of

PulteGroup, Inc., a publicly traded holding company involved in the home building and financial services business, since 2011 and was formerly a member of the Board of Directors of CarrAmerica Realty Corporation from 2005 to 2006. The Board has concluded that Mr. Blair should serve as a director based on his long history with the Company, his successful management of the Company as Chairman and CEO, his demonstrated skills in multifamily property development and operations, and his breadth of knowledge with regard to the operations of the Company.

        Timothy J. Naughton, 50, is the Company's Chief Executive Officer and President and has been a director of the Company since September 2005. Mr. Naughton has served as Chief Executive Officer since January 2012 and President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company's investment strategy. Prior to becoming the Chief Investment Officer, Mr. Naughton served as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton serves on the Board of Governors of NAREIT, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the ULI, and is a member of the National Multi-Housing Council ("NMHC"), where he serves on the Executive Committee. Mr. Naughton received his Master's of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa. The Board has concluded that Mr. Naughton should serve as a director based on his history with and knowledge of the Company, his performance and achievements as President of the Company, and his strong background in the real estate business, including years of experience in both property investment and development.

Non-Employee Director Nominees:

        Alan B. Buckelew, 63, has been a director of the Company since September 2011. Mr. Buckelew is the Chief Executive Officer and President of Princess Cruises, Inc. In addition to overseeing the brand and operations of Princess Cruises as CEO since 2007 and as President since 2004, Mr. Buckelew also served as Chief Operating Officer for Cunard Line from 2004 to 2007. Prior to these roles, Mr. Buckelew served from 2000 to 2004 as Executive Vice President of Corporate Services for Princess Cruises, with responsibility for the Company's strategic planning, marketing and yield management functions. The Board has concluded that Mr. Buckelew should serve as a director based on his significant experience as a chief executive in an industry that, like multifamily apartment communities, is capital intensive and consumer-driven.

        Bruce A. Choate, 64, has been a director of the Company since April 1994. Since December 2002, Mr. Choate has served as the President, Chief Executive Officer and a director of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company's Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds memberships in the ULI, NAREIT, the Real Estate Investment Advisory Council, The Real Estate Round Table, and the National Association of Industrial and Office Property, and he serves on the Board of Directors of the Los Angeles Economic Development Corporation and is a charter member of the Southern California Leadership Council. Mr. Choate has been a director of Standard Pacific Corp., a publicly traded builder of attached and detached homes, since 2007. The Board has concluded that Mr. Choate should serve as a director based on his extensive financial, investment and management experience as the chief executive officer and chief financial officer of a real estate company with significant holdings and operations.

        John J. Healy, Jr., 65, has been a director of the Company since May 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the boards of AMB US Logistics Fund, L.P. (formerly AMB Alliance Fund III) (Independent Council), The Rosalind Russell Research Center for Arthritis (UCSF), and The Raleigh Performing Arts and Convention Commission. Memberships in professional associations include: ULI (as a Trustee), American Society of Real Estate Counselors ("CRE"), American Institute of Real Estate Appraisers ("MAI"), National Association of Corporate Directors ("NACD"), and Fellow—Royal Institution of Chartered Surveyors. The Board has concluded that Mr. Healy should serve as a director based on his experience and knowledge regarding real estate and asset management, as well as his specific skills in evaluating the financial and operational aspects of real estate companies acquired through his experience with real estate and financial firms.

        Lance R. Primis, 65, has been a director of the Company since June 1998, and has served as the Lead Independent Director of the Company since 2003 (see "Board of Directors and its Committees—Lead Independent Director"). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer, which he held from 1992 to 1996. Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. In addition, Mr. Primis previously served as a member of the Board of Directors of Torstar Corporation from 1997 until 2008 and Plum Holdings, LLC from 1997 until 2008. The Board has concluded that Mr. Primis should serve as a director based on his experience managing a public company with significant and varied operations and his performance in the role of Lead Independent Director.

        Peter S. Rummell, 66, has been a director of the Company since September 2007. Mr. Rummell is currently a private investor and most recently served as the CEO of the Jack Nicklaus Companies in Palm Beach, Florida, from August 2008 through May 2009. The Jack Nicklaus Companies runs Mr. Nicklaus's worldwide golf course design and related licensing business. Prior to that, from January 1997 until his retirement in July 2008, Mr. Rummell was Chairman and CEO of The St. Joe Company, one of Florida's largest real estate operating companies and the state's largest private landowner. From 1985 until 1996, Mr. Rummell served as President of Disney Development and then as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate, research and development activities. From 1983 until 1985, he was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is the chairman of the ULI, with a two-year term that began July 1, 2011. He also served on the Board of Directors of Progress Energy from September 2003 until May 2006. The Board has concluded that Mr. Rummell should serve as a director based on his experience as the chief executive officer of a public corporation with significant real estate holdings and operations and his experience as president of a major division of a large corporation with real estate design and development activities.

        H. Jay Sarles, 66, has been a director of the Company since September 2005. Mr. Sarles retired in 2005, having most recently served as vice chairman of Bank of America Corporation. Prior to that he served as vice chairman and chief administrative officer of Fleet Boston Financial ("Fleet") with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including the company's wholesale banking business from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles has served as a director of Ameriprise Financial, Inc., a publicly traded financial planning services company, since September 2005. Mr. Sarles also serves as a director of Dental Service of Massachusetts, and he is a trustee of Mount Holyoke College. He also served as a director of Carlyle Capital from September 2006 until March 2009. The Board has concluded that Mr. Sarles should serve as a director based on his extensive experience as an executive officer with a variety of responsibilities at a large financial institution with varied operations.

        W. Edward Walter, 56, has been a director of the Company since September 2008. Mr. Walter has served as President and CEO of Host Hotels & Resorts, Inc. ("Host"), a publicly traded premier lodging real estate company, since October 2007. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003, he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter has been a member of the Board of Directors of Host since October 2007. Mr. Walter is also a member of the Board of Directors of the National Kidney Foundation, Friendship Public Charter Schools, and NAREIT, where he serves on the Executive Committee. The Board has concluded that Mr. Walter should serve as a director based on his demonstrated business, financial and organizational experience as both the past chief financial officer and current chief executive officer of a public corporation with significant real estate investment holdings and operations.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

        The Board recommends that the stockholders ratify the Audit Committee's selection of Ernst & Young LLP ("Ernst & Young") as the principal independent auditors of the Company for fiscal year 2012. Ernst & Young was also the Company's principal independent auditors for fiscal year 2011. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2012, but will consider whether it should select a different auditor for fiscal year 2013. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2012 audit.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company's independent auditors for fiscal year 2012 unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of
Ernst & Young as the Company's independent auditors for fiscal year 2012.

 PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Compensation Discussion and Analysis beginning on page 18 of this proxy statement describes the Company's executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors in 2011 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 34 (the "Named Executive Officers"). As noted in the Compensation Discussion and Analysis, the Company's goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.

        At our 2011 annual meeting of stockholders held on May 11, 2011, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company's named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and our Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company's named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

        While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED, on a non-binding, advisory basis, by the stockholders of the Company."

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted FOR adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to provide non-binding approval of the compensation paid to the Company's Named Executive Officers. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the resolution to approve, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers.

 PROPOSAL 4

STOCKHOLDER PROPOSAL

        The Office of the Comptroller of the City of New York, as custodian and trustee of the New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, NY 10007-2341, beneficial holder of an aggregate of 854,821 shares of Common Stock, has given formal notice that it intends to introduce the following resolution at the 2012 Annual Meeting and has furnished the following statements in support of its proposal:

"REQUEST FOR SUSTAINABILITY REPORT

        RESOLVED:    Shareholders request that the Board of Directors of AvalonBay Communities ("Company") prepare and make available to shareholders by September, 2012 sustainability report addressing greenhouse gas emissions, water conservation, waste minimization, energy efficiency, and other environmental and social impacts the Board deems relevant to the Company's business. The report should address sustainability in operations and maintenance as well as design. It should include a review of the Company's social and environmental policies, practices and goals, as well as multiple objective statistical indicators relating to each of the above environmental and social impacts.

SUPPORTING STATEMENT

        A growing number of investors view companies that are considered good employers, environmental stewards and corporate citizens as more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term success. A 2010 survey by proxy advisor Institutional Shareholder Services found that 83% of investor respondents believed that environmental and social factors can significantly affect long-term shareholder value. A 2011 study by Harvard Business School's Robert Eccles and two co-authors found that "high sustainability" companies—early adopters of environmental and social policies—outperformed "low sustainability" companies in terms of both stock market and accounting performance over an 18-year period. (Robert Eccles et al., "The Impact of a Corporate Culture of Sustainability on Corporate Behavior and Performance," at 28-31 (working paper Nov. 2011) (available at http://hbswk.hbs.edu/item/6865.html))

        The importance assigned to these issues is reflected in the growth of groups such as the Investor Network on Climate Risk (INCR), which supports 100 investors with assets totaling $10 trillion (www.ceres.org/incr), and the UN Principles for Responsible Investment, whose 915 signatories (as of October 2011) have assets under management of approximately $30 trillion. (www.unpri.org/about/) Support levels for shareholder proposals addressing sustainability issues continue to climb: average support for proposals on environmental and social issues reached 20.5% in 2011, with a record four majority votes. (Ted Allen, "Greater Support for Shareholder Proposals on E&S Issues," ISS Governance Blog, June 20, 2011) (available at http://blog.issgovernance.com/gov/2011/06/greater-support-for-shareholder-proposals-on-es-issues.html))

        Accordingly, it is unsurprising that other major REITs such as Prologis have led in this area through the publication of comprehensive sustainability reports addressing greenhouse gas emissions, environmental stewardship, water use, and other related issues.

        We recommend that the company use the Global Reporting Initiative's ("GRI's") Sustainability Reporting Guidelines to prepare the sustainability report. The GRI is an international organization developed with representatives from the business, environmental, human rights and labor communities; its guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations. The GRI provides a supplement to its reporting framework specifically geared toward the construction and real estate sectors.

  We urge shareholders to vote for this proposal."

 STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

        The Board has carefully considered the stockholder proposal and unanimously recommends a vote AGAINST it.

        The Company is firmly committed to sustainable and environmentally conscious practices, and has already implemented sustainability policies, procedures and disclosures. Therefore, requiring an additional sustainability report prepared according to the Global Reporting Initiative ("GRI") guidelines would be duplicative of the Company's current environmental efforts. In addition, the Board believes that a sustainability report complying with the particularly burdensome GRI guidelines, as requested by the proposing stockholder, would not be a valuable use of the Company's resources.

The Company is committed to sustainability and the environment.

        As a leading multifamily REIT, the Company is dedicated to promoting environmental stewardship in a manner tailored to the multifamily real estate industry. The programs and policies that the Company has implemented in recent years demonstrate this commitment.

        Beginning in 2008 and for the subsequent two years the Company identified sustainability as one of its primary corporate initiatives on which management's performance would be evaluated by the Board. The initiative was designed to promote efficient use of natural resources in the design, construction and operation of our portfolio, including both existing and newly developed communities. A cross-functional task force including representatives from the Development, Construction, Property Operations and Engineering groups was formed and tasked with formulating and implementing a comprehensive program to address the economic, regulatory, design, construction, and operational aspects of green building endeavors. In 2008 we initiated a case study of twelve new communities in order to determine cost effective sustainable development measures which could be implemented on future projects. We also established a program to promote sustainable practices in our corporate and regional offices and launched a training program for our development, construction and engineering associates to help those who desire to obtain Leadership in Energy and Environmental Design Accredited Professional (LEED AP) designation.

        The Company has established a Sustainability Committee led by a development officer and a team of core associates. The Sustainability Committee is charged with developing, monitoring and continually improving the Company's environmental policies as well as implementing a comprehensive program addressing the Company's green building procedures.

        These efforts have resulted in a number of meaningful achievements related to sustainability, including the following:

  Development and Construction

  •
  Guidelines and Procedures:  The Company has developed guidelines and procedures to ensure each new development community incorporates cost effective and common sense sustainability features.

  •
  Resources:  The Company continues to pilot new products and technologies such as dual flush toilets, saline swimming pools, and on-site co-generation of power and heat. The Company has also established a working group to explore the opportunities and challenges associated with utility benchmarking.

  •
  Certification:  The Company seeks LEED, Energy Star and/or NAHB Green certification at many of its development communities. As of December 31, 2011, the Company had 13 communities comprising 4,011 apartment homes either recently completed or under construction which either have achieved or are planning to achieve such certifications.

  •
  Smart Growth:  The Company has increasingly focused its development activities on infill locations which allow for a more sustainable lifestyle through access to mass transit and neighborhood amenities. As of December 31, 2011, the Company had 9 communities under construction comprising 2,611 apartment homes which are in transit-oriented locations, and the Company's development communities under construction were in locations with an average "Walkscore" of 72, defined as "very walkable."

  Existing Communities

  •
  Operating Procedures:  The Company has implemented green operating procedures in its apartment communities in order to promote sustainable best practices in the operation and maintenance of all existing communities.

  •
  Energy Efficient Improvements:  The Company has implemented capital improvements focused on energy efficiency that include parking garage lighting retrofits at 16 communities and a photo-voltaic solar power pilot project. We have also installed a natural gas cogeneration facility at an existing community, which generates energy replacing 60% of the common area energy used from the electrical utility. Thermal energy is captured to provide supplemental heat for space heating and domestic hot water.

  •
  Financial Commitment:  The Company includes an amount in its annual budget expressly for the purpose of supporting energy- and resource-conserving projects at its existing communities.

  •
  Utility Metering:  The Company implements separate metering or submetering for major utilities (electric, gas, water/sewer) provided to each individual apartment home across our portfolio where physically practical and legally permissible, in order to encourage our residents to conserve resources.

  Corporate Operations

  •
  Training:  The Company incorporates training on sustainability as part of its on-boarding and ongoing training of and communications to associates.

  •
  Communications:  The Sustainability Committee regularly communicates to the Company's associates, executive officers, and Board of Directors on its initiatives and accomplishments.

  •
  Associate Encouragement:  The Company grants a semi-annual sustainability award to associates whose accomplishments represent leadership in sustainability and a commitment to the environment.

  •
  LEED Certification:  The Company encourages its associates to obtain LEED certification and helps subsidize the costs associated with such certification.

  •
  Corporate Office:  In 2010 the Company's corporate offices received LEED-CI certification.

Sustainability Report

        The Company recognizes the importance of communicating its environmentally conscious policies, efforts and accomplishments to the investment community and to its residents and prospective residents. With this in mind, the Company has published a Sustainability Report that can be accessed at: http://www.avalonbay.com/sustainability.

A report prepared according to the GRI guidelines would not be a prudent or productive use of Company resources.

        As demonstrated by our efforts and accomplishments in the area of sustainability, the Company is committed to the environmentally conscious development, ownership and operation of multifamily real estate. We also believe the Sustainability Report referred to above provides investors with meaningful sustainability information and addresses concerns that stockholders may have regarding the Company's overall commitment to green practices. The numerous GRI guidelines recommended by the proposing stockholder, on the other hand, are not all specific or relevant to the multifamily real estate investor. In fact, we are unaware of any domestic residential real estate developers, owners or operators currently publishing a report prepared pursuant to the GRI guidelines. While the GRI guidelines may provide meaningful information for consumers and investors in other industries, we believe that our Sustainability Report addresses the concerns unique to the residential real estate investor and consumer.

        Furthermore, the GRI guidelines require a compilation of information across over 80 indicators of performance in various areas of the Company's operations. Gathering this information would involve considerable expenditures in human capital and time, the investment of which would be a significant drain on the Company's resources without providing any real benefit to our residents, investors and employees, especially given the Company's disclosures in its existing Sustainability Report.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted against the approval of this stockholder proposal unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual Meeting is required to approve the proposal. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

For the reasons stated above, the Board unanimously recommends a vote AGAINST the stockholder proposal.

 OTHER MATTERS

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

        Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

 III. CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Ethics and Corporate Governance Guidelines

        The Company has adopted a Code of Business Conduct and Ethics (the "Code"), which constitutes a "code of ethics" as defined by the SEC, that applies to the Company's Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code and the Corporate Governance Guidelines are available on the "Investors" section of the Company's website (www.avalonbay.com). To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website.

Board of Directors and its Committees

        Board of Directors.    The Board of Directors currently consists of nine directors, each of whom are candidates for election. The Board of Directors met ten times during 2011. The Board of Directors schedules regular executive sessions at each of its meetings in which the Company's independent directors meet without management participation. During 2011 each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he was a member. The Board expects each director to attend the Company's annual meetings of stockholders at which he is a nominee, and all directors who were then serving on the Board of Directors were in attendance at the 2011 Annual Meeting of Stockholders.

        Audit Committee.    The Board of Directors has established an Audit Committee. The current members of this committee are Messrs. Sarles (Chair), Buckelew, Healy and Walter. The Board of Directors has determined that Mr. Sarles is an "audit committee financial expert" as defined by the SEC. Mr. Sarles' designation by the Board as an "audit committee financial expert" is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are "independent" under the rules of the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met five times during 2011. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available on the "Investors" section of the Company's website (www.avalonbay.com).

        Compensation Committee.    The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Rummell (Chair), Primis and Sarles. The Board of Directors has determined that the members of the Compensation Committee are "independent" under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company's incentive compensation plans, including the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan (collectively, the "Stock Incentive Plan"). The Compensation Committee also reviews employment agreements and arrangements with officers. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members as the Committee deems appropriate in order to carry out its responsibilities. In addition, our Stock Incentive Plan provides that the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties under the Plan with respect to stock and option awards, including the granting of awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Compensation Committee met five times during 2011. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the "Investors" section of the Company's website (www.avalonbay.com).

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee (the "Nominating Committee"). The current members of this committee are Messrs. Primis (Chair), Choate and Healy. The Board of Directors has determined that the members of the Nominating Committee are "independent" under the rules of the NYSE. The Nominating Committee was formed to, among other functions, identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees, review and consider succession plans with respect to the positions of Chairman and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession), and address other issues regarding corporate governance. The Nominating Committee met two times during 2011. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee charter is available on the "Investors" section of the Company's website (www.avalonbay.com).

        In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the qualifications set forth in the Company's corporate governance guidelines, which include business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today's business environment; and service on other boards of directors. In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity is important because a variety of points of view can contribute to a more effective decision-making process. The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will consider various potential candidates for director which may come to the Nominating Committee's attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any time during the year.

        In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company's Bylaws. See "Other Matters—Stockholder Proposals for Annual Meetings" for a summary of these requirements. When nominations are properly submitted, the Nominating Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company's Bylaws.

        If you would like the Nominating Committee to consider a prospective candidate, please submit the candidate's name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company's Bylaws to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary.

        Investment and Finance Committee.    The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Messrs. Choate (Chair), Blair, Buckelew, Naughton, Rummell and Walter. Mr. Walter has been appointed to serve as the Chair of the Investment and Finance Committee effective immediately following the Annual Meeting. The Investment and Finance Committee was formed to, among other things, review and monitor the acquisition, disposition, development and redevelopment of the Company's communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met five times during 2011.

        Leadership Structure and Lead Independent Director.    The current Chairman of the Board of Directors is Bryce Blair. Mr. Blair is an officer of the Company and will devote at least half his working time to AvalonBay matters during 2012. Mr. Blair was also the Company's Chief Executive Officer until the end of 2011. The Board believes that the Company is currently best served by having

Mr. Blair serve as Chairman of the Board. Among other benefits, Mr. Blair's previous experience as Chief Executive Officer enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Although our Corporate Governance Guidelines allow for one individual to serve as both Chairman of the Board and Chief Executive Officer, those roles are currently filled by Mr. Blair and Mr. Naughton, respectively. While we do not believe the roles must be separated to best serve the Company and our stockholders, the current leadership structure allows us to leverage the extensive knowledge of the industry possessed by Mr. Blair and Mr. Naughton.

        To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director in 2003 and Mr. Primis currently serves in that role. Mr. Primis' role as Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors, approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with both the Chairman and the Chief Executive Officer regularly, and acting as a contact person for those who wish to communicate with the independent directors.

        Board of Directors Risk Oversight.    The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company's Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company's finances, liquidity, operations and investment activity. On an annual basis, the Board engages in a broader discussion about company-wide risk management. Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk related concerns and comments. The Company's operations involve various risks that could have adverse consequences, including those described in the Company's Annual Report on Form 10-K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company's current practices have identified every potential material risk, are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company's business or operations.

        Independence of the Board.    The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors "affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)." In addition, NYSE rules currently provide that:

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

  •
  A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation;

  •
  A director is not independent if (A) the director is a current partner or employee of a firm that is the Company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not independent until three years after the end of such service or the employment relationship; and

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

        To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts. Other than the employment relationships described below, no such transactions, relationships or arrangements were reported to the Board for consideration.

        Based on the absence of any such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for directors are independent because none of them has any past or present material relationships with the Company that creates a conflict or the appearance of a conflict, except for (i) Mr. Blair, who currently serves as Chairman of the Board and previously served as the Company's Chief Executive Officer, and (ii) Mr. Naughton, who currently serves as the Company's Chief Executive Officer and President.

Contacting the Board

        Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them c/o AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

Report of the Audit Committee

        The Audit Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, during 2011, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU section 380) (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from the independent auditors the written disclosures required by the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee regarding independence and discussed with the independent auditors their independence from the Company and its management.

        Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Securities and Exchange Commission (the "SEC") Form 10-K for the year ended December 31, 2011, for filing with the SEC.

  Submitted by the Audit Committee

    H. Jay Sarles (Chair)
    Alan B. Buckelew
    John J. Healy, Jr.
    W. Edward Walter

Fiscal 2010 and 2011 Audit Fee Summary

        During fiscal years 2010 and 2011, the Company retained its principal independent auditors, Ernst & Young, to provide services in the following categories and approximate amounts:

	2010	2011
Audit fees	$994,959	$1,030,175
Audit related fees(1)	$389,725	$416,205
Tax fees(2)	$416,678	$407,625
All other fees	$0	$0

(1)
Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.

(2)
Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company's Code of Business Conduct and Ethics (the "Code"), adopted by the Company's Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company when deliberating and voting on Company matters, or (iii) any interest, connection or benefit to the employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company's stockholders to the extent required by law or NYSE rules. The Nominating and Corporate Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

IV. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The Company's goals for its executive compensation program are to (i) attract, retain and motivate experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, (iii) align management's interests with stockholders' interests, and (iv) assure that compensation is aligned with performance.

        With regard to the form, overall program structure, and absolute level of executive compensation, the Compensation Committee periodically reviews relevant comparative information but also considers a number of other factors, as described in the full discussion below.

        Each year the Board sets annual corporate goals that are designed to promote value creation and assure that annual cash and long term equity bonuses are tied to performance. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the full discussion below. Goals for 2011 included (i) specific company performance metrics such as funds from operations, development revenue, development yield, and redevelopment income, (ii) discretionary objectives, such as progress on specific corporate initiatives, and (iii) total stockholder return. While total stockholder return in any one year can vary widely due to macroeconomic forces beyond our executives' control, we believe it is an important metric, and in 2011 it accounted for 50% of the corporate goal for annual long term incentive awards. This helps assure that executive compensation is impacted by the investment returns realized by our stockholders which should, over time, reflect long term value creation.

        The compensation of our executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in the full discussion below.

        Achievements for 2011 included the following:

  •
  Corporate Matters:  We completed a smooth transition to a successor CEO, Mr. Naughton, following Mr. Blair's determination that he would retire from the position of CEO at the end of 2011.

  •
  Compensation Governance:  We determined to phase out, over a period of time, individual employment agreements with the four executives who had employment agreements. In furtherance of that goal, we allowed Mr. Blair's employment agreement to expire and renegotiated new employment agreements with three executives who had "legacy," "evergreen" employment agreements as further described in this proxy. We further announced in 2012 new guidelines for executive officer stock ownership and executive officer severance, as further described in this proxy.

  •
  Business Strategy:  We announced the launching of two new brands, which will complement our core Avalon brand, to better serve our current and future customers. Our "AVA" brand will be targeted at more active, urban-oriented locations, will feature modern design and a technology focus. Our "eaves" brand will be targeted at customers who want practical amenities at a more moderate price than the Avalon brand and will generally be in more suburban settings.

  •
  Development Activity:  We started 11 new communities (3,071 apartment homes) for an expected aggregate total capital cost of approximately $892 million. We completed and delivered six new communities (1,161 apartment homes) homes at a total capital cost of approximately $297 million. At year-end 2011, we had about $1.5 billion of new development underway across our six major markets and a pipeline of development rights that, if fully developed, would add 9,012 apartments in 32 communities at a total projected capital cost of $2.58 billion.

  •
  Redevelopment Activity:  We commenced the redevelopment of 11 communities (2,522 apartment homes) for an incremental estimated capital cost of approximately $86 million. We completed seven redevelopments (2,532 apartment homes) for a total incremental capital cost of approximately $68 million.

  •
  Portfolio Management:  We sold five communities for an aggregate price of $326 million.

  •
  Operations:  We achieved 14.3% FFO(1) growth and exceeded our original projections of same store NOI(1) growth (8.4% vs. 6.9%).

  •
  Investment Management Funds.  We completed the investment period of our second investment management fund, bringing the total amount invested to approximately $800 million. We sold two assets from our first fund.

  •
  Financial Management:  We reduced leverage and strengthened our balance sheet, ending the year with $690 million cash and conservative leverage ratios (debt to total market capitalization, interest coverage, debt to EBITDA(1)) as compared to sector averages. We issued $985 million in new equity ($726 million in an underwritten public offering and $250 million under our continuous equity program). In January, we announced an 8.7% increase to our Common Stock dividend, which on an annualized basis represents approximately 72% of our projected FFO per share for 2012 (at the midpoint of our projection).

  •
  Stockholder Return:  Our total annualized stockholder return for the one and three years ended December 31, 2011 was 18.9% and 35%, respectively.

        We believe that our executive management and our Company performed soundly in 2011 when measured against the corporate goals established at the beginning of 2011. Accordingly, our Board determined that the Company achieved, for the corporate component of annual cash bonus, 131% of target (as compared to 126% in 2010 and 82% in 2009), and, for the corporate component of the long term equity bonus, 107% of target (as compared to 94% in 2010 and 70% in 2009). Business unit and individual performance were also positive in 2011. For those 2011 named executive officers for whom business unit performance is part of their compensation calculation, the average business unit performance achievement was judged to be 145% in 2011 as compared to 128% in 2010 and 64% in 2009. The average individual performance of our 2011 named executive officers was judged to be 115% in 2011 as compared to 112% in 2010 and 114% in 2009.

        In connection with Mr. Blair's retirement from the position of CEO and Mr. Naughton's promotion to CEO, our Board determined to adjust their compensation as further described in this proxy. Also, after three years of generally not raising base salaries or target bonuses for executive officers, our Board determined that increases for 2012 were appropriate as further described in this proxy.

Full Discussion

Objectives and Structure of Our Executive Compensation Programs:

        The primary objectives of our executive compensation programs are: (i) to attract, retain and motivate experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, (iii) align management's interest with stockholders' interests, and (iv) assure that compensation is aligned with performance.

        We utilize a combination of cash and equity-based compensation to provide appropriate incentives for our executives. Executive officers are eligible to receive a combination of annual base salary, annual cash bonuses, and annual restricted stock and option grants under our Stock Incentive Plan. Executive officers are also eligible for other benefits, including elective participation in a deferred compensation plan, a 401(k) retirement savings plan, an employee stock purchase plan, and certain insurance benefits and perquisites.

(1)
For definitions of these terms and related disclosures, including reconciliations of non-GAAP financial measures where applicable, see the Company's 2011 Annual Report on Form 10-K, including pages 34-35 for FFO, pages 40-41 for NOI, and page 34 for EBITDA.

        The component elements of each named executive officer's annual compensation for 2011 are set forth in the following table:

Base Salary	Annual Cash Bonus	Annual Long-Term Incentive Compensation	Other Miscellaneous Amounts
This amount, payable in cash, is generally established each year in February and effective in early March.	The threshold, target and maximum dollar value targets for cash bonuses are generally established in February each year, with cash bonus paid in March of the following year based on an evaluation of achievements of goals established at the time targets are set.	The threshold, target and maximum dollar value targets for long-term incentive compensation are generally established in February each year, with 33% of the dollar value of the actual award (based on an evaluation of achievements of goals established at the time targets are set) awarded in the form of stock options (as described below) and 67% of such dollar value of the actual award granted in the form of restricted stock (as described below).	Each named executive officer received certain other compensation, such as amounts contributed to the named executive officer's 401(k) accounts and certain insurance premiums, all of which are detailed in the Summary Compensation Table and the footnotes to the table.

        In addition, during 2011, the named executive officers awards under the 2008 Long-Term Performance Plan vested, as described under "June 2011 Awards Made Under the 2008 Performance Plan" below, and Messrs. Sargeant and Horey received one-time supplemental stock awards, as described under "Supplemental Awards" below.

        In determining the base salary and the threshold, target, and maximum cash and equity bonus for each named executive officer for a given year, the Compensation Committee generally considers a number of factors on a subjective basis, including (i) the scope of the officer's responsibilities within the Company and in relation to comparable officers at various companies within the peer group referred to below; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the named executive officer and his or her contribution to the Company; (iv) the Company's financial budget and general level of wage increases throughout the Company for the coming year; (v) a review of historical compensation information for the individual officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; (vii) the recommendations of the Chief Executive Officer; and (viii) data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes(1). An officer's target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer's compensation relative to the peer group to help the

(1)
In establishing base salary, cash bonus, and long-term incentive award targets, the REITs used for reference in the Compensation Committee's review were: Apartment Investment and Management Company, Boston Properties, Inc., Camden Property Trust, Digital Realty Trust, Inc., Duke Realty Corporation, Equity Residential, Federal Realty Investment Trust, Host Hotels & Resorts, Inc., Kimco Realty Corporation, Macerich Company, ProLogis, Inc., Public Storage, Inc., UDR, Inc., Ventas, Inc., and Vornado Realty Trust.

Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer's role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

        The Company does not have specific, proportionate ratios to define the relative total compensation between the individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives.

        In setting the total compensation of our executive officers, the Compensation Committee considers, for each executive officer, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved. While there is no set formula that is used in each case, the following represents the general guidelines that were considered for 2011 for the named executive officers:

Officer	Base Salary	Cash Bonus	Long-Term Equity
Mr. Blair	15% to 25%	20% to 30%	55% to 65%
Mr. Naughton	20% to 30%	20% to 30%	45% to 55%
Mr. Sargeant	20% to 30%	20% to 30%	45% to 55%
Mr. Horey	20% to 30%	20% to 30%	45% to 55%
Mr. McLaughlin	20% to 30%	20% to 30%	45% to 55%

        The allocation between base salary, cash bonus and long-term equity is determined by the Compensation Committee based upon its general consideration of the executive's level within our organization. At the more senior levels, less of an officer's total compensation is fixed and more is variable (i.e., in the form of cash bonuses and long-term equity awards). A significant percentage of the compensation of these senior executives is composed of restricted stock and stock options for the following reasons: (i) we believe that the interests of these executives should be closely aligned with the interests of our stockholders; (ii) we want these individuals to maintain a long-term focus for the Company; and (iii) this type of pay arrangement is generally consistent with the compensation practices of our peer companies. In accordance with SEC rules, the five named executive officers shown in the executive compensation tables were identified based upon title (for CEO and CFO) and total compensation (as calculated in accordance with the Summary Compensation Table) of officers who are in charge of a principal business unit, division, or function or who perform a policymaking function.

        The Compensation Committee views the granting of stock options and restricted stock as a means of aligning management and stockholder interests, incenting and rewarding management's long-term perspective, and retaining the services of the executive. Stock options and restricted stock are designed to provide long-term performance incentives and rewards tied to the price of our Common Stock. Following the determination of annual performance and the resulting dollar value of the long-term incentive, generally 33% of that dollar value is awarded in the form of stock options (vesting as described below), using the Black-Scholes value on or about December 31 of the most recent year. The remaining dollar value is awarded in the form of stock awards (vesting as described below), using the closing price of our Common Stock as reported on the NYSE on the date of grant. The Compensation Committee supports the use of stock options and stock awards for the following reasons: they have a strong retentive feature both during vesting and (in the case of options) after vesting; they provide a strong incentive to officers to maximize company performance; and they keep our compensation programs competitive with our peers. A greater percentage of the dollar value is allocated to restricted stock awards than to options because stock awards retain their value (and thus retentive feature) even if our stock price declines; they provide a current and immediate return to officers and thus are viewed as an important part of compensation; and they provide immediate exposure to the effect of a decline in stock price, thus aligning the interests of officers with our stockholders in protecting the value of our company.

        Annual awards of options vest over a period of three years on the anniversary of the award date, subject to accelerated vesting in the case of termination of employment due to retirement (as defined below), termination without cause, death, disability or change in control. Annual awards of restricted stock vest in five tranches, with 20% of a restricted stock award vesting on March 1 in the year of the grant and the remaining 80% vesting in equal annual installments on March 1 of each of the following four years subject to accelerated vesting in the case of termination of employment due to retirement (as defined below), termination without cause, death, disability or change in control. Dividends are paid on restricted stock, and the amounts of dividends on restricted stock received by each of the named executive officers during 2011 is included in the Summary Compensation Table on page 34 of this Proxy Statement.

        The Company believes that stock ownership by its executive officers is important and in February, 2012 established formal Executive Stock Ownership Guidelines for officers who are subject to reporting under Section 16 of the Securities Exchange Act. These guidelines provide that persons holding the title of Chairman of the Board, Chief Executive Officer or President are expected to maintain ownership of Common Stock (including unvested restricted shares) equal to six times their base salary. The multiples that apply to other covered officers are as follows: Chief Financial Officer and Executive Vice Presidents—three times; Senior Vice Presidents—one and one-half times; Vice Presidents—one time. The full text of the Executive Stock Ownership Guidelines, which includes the time periods by which such ownership must be achieved and a retention policy during periods of non-achievement, is posted on the "Investors" section of the Company's website under Corporate Governance Documents.

        "Retirement" for purposes of our long-term incentive awards, including stock option grants and restricted stock awards, generally means the termination of employment and other business relationships, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee's age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months' prior written notice to the Company of his intention to retire and enter into a one year non-solicitation and non-competition agreement. The Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to the Company. Messrs. Blair, Naughton and Sargeant currently meet the 70 years age/service requirement, and Messrs. Horey, and McLaughlin will meet that requirement in July 2012 and June 2014, respectively. The Compensation Committee believes that there is a retentive element to long-term incentive awards even for those officers who are eligible to benefit from accelerated vesting upon retirement. For example, in the case of stock options, retirement would trigger a 12-month period during which options must be exercised or forfeited. Continuing to have an employment or other business relationship with the Company, by contrast, would allow the officer to exercise an option at any time between the vesting of the option and the expiration of the original ten-year term of the option. In addition, there is a disincentive to retire in that a one-year non-competition agreement would apply that restricts the officer's ability to work for any of the Company's competitors.

        At the beginning of each year, the Company's executive officers propose corporate goals for that year for the Annual Bonus (cash) and Long-Term Incentive Plans (options and restricted stock) for review by the CEO. Following any modifications by the CEO, the goals are provided to the Compensation Committee for consideration. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who qualify for membership on the Compensation Committee. Annual business unit goals are drafted by the head of each business unit and reviewed, modified and approved by the CEO. The individual goals are determined in a similar manner, with the exception that the goals for the CEO are reviewed and approved by the Compensation Committee and ratified by the independent directors of the Board who qualify for membership on the Compensation Committee.

        At the end of each year, the CEO reviews and recommends to the Compensation Committee the achievement of corporate, business unit and individual goals for the other named executive officers as well as any pay changes. With regard to pay changes, the Compensation Committee reviews the CEO's recommendations, may review competitive market data, and consults with a third party compensation consultant to the extent it deems appropriate. Recommendations for bonus awards and compensation changes for the CEO and all executive officers are approved by the Compensation Committee and are then ratified by the independent directors of the Board who qualify for membership on the Compensation Committee. All annual awards of options and restricted stock are generally effective on the date (usually in February each year) of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Company uses the services of FPL Associates, another compensation consulting firm, to provide it with advice, competitive pay practices and data, and other review services, including assistance with preparing a termination payment analysis for the purpose of assisting the Company in preparing its proxy disclosure, and calculating the Black-Scholes value of the Company's options at year end.

        After considering the policy orientation of the Board reflected in the Board's modification in 2011 of existing employment agreements with certain executive officers (see "Potential Payments Upon Termination and Change in Control"), and in response to and in support of a request from the Trowel Trades S&P 500 Index Fund, in February 2012 the Board adopted a Policy Regarding Shareholder Approval of Future Severance Agreements (the "Severance Policy"). The Severance Policy generally provides that the Company will not, without shareholder approval or ratification, enter into or bind the Company to the terms of any future severance agreement with a senior executive officer that provides for severance benefits in excess of 2.99 times the sum of the officer's base salary plus annual bonus. The Severance Policy, which is posted on the "Investors" section of the Company's website under "Corporate Governance Documents", provides additional detail regarding the application of this policy.

Review of Our 2011 Compensation Decisions:

        Base Salary for 2011.    The following were the base salaries established for 2011 for each of the named executive officers, which did not reflect any increase from 2010 base salaries.

Name	Base Salary($)
Mr. Blair	823,368
Mr. Naughton	750,000
Mr. Sargeant	460,000
Mr. Horey	380,000
Mr. McLaughlin	390,000

        Annual Cash Bonus with Respect to 2011.    The following table sets forth the target, threshold and maximum cash bonus established in February 2011 and the actual cash bonus award made in February 2012 with respect to performance in 2011 for each of the named executive officers:

	Annual Cash Bonus Targets
Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)
Mr. Blair	514,605	1,029,210	2,058,420	1,316,102
Mr. Naughton	375,000	750,000	1,500,000	959,063
Mr. Sargeant	207,000	414,000	828,000	524,228
Mr. Horey	152,000	304,000	608,000	400,368
Mr. McLaughlin	156,000	312,000	624,000	434,616

        Under our cash bonus program, the Compensation Committee may award annual cash bonuses to officers based on the following three elements: (1) the achievement of specific Company performance goals, (2) the performance of the officer's business unit, where applicable, and (3) the performance of the individual officer. Various weightings are applied to each category based on each officer's position and his or her ability to impact performance for the Company as a whole or a particular business unit.

        For 2011, the following categories of performance goals and relative weightings were approved:

	Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Blair	75%	—	25%
Mr. Naughton	75%	—	25%
Mr. Sargeant	75%	—	25%
Mr. Horey	40%	50%	10%
Mr. McLaughlin	20%	60%	20%

        Corporate Goals and Achievement for Cash Bonus.    The corporate component of the annual bonus included four categories of performance goals, with weightings applicable to each goal set in advance. The following corporate goals were established for 2011:

  (i)
  The achievement of a targeted level of Operating Funds from Operations ("Operating FFO") per share, both on an absolute and relative basis, composed 55% of total corporate performance. Operating FFO is defined as FFO (as defined by NAREIT and explained on pages 34-35 in the Company's 2011 Annual Report on Form 10-K accompanying this proxy statement) excluding gains or losses on the sale of real estate not subject to depreciation (generally land) as well as certain other non-routine or non-recurring items. For determining relative performance, the comparable peer group of multifamily REITs consisted of: Apartment Investment and Management Company ("AIMCO"), BRE Properties, Inc., Camden Property Trust, Inc., Equity Residential, Essex Property Trust, Inc., Home Properties, Inc., Post Properties, Inc., and United Dominion Realty Trust, Inc. (collectively, the "Bonus Peer Group"). Operating FFO on an absolute basis was set at $4.37 per share for the achievement of threshold performance, $4.64 per share for the achievement of target performance, and $4.91 per share for the achievement of maximum performance. Actual 2011 Operating FFO on an absolute basis was determined to be $4.72 per share. For Operating FFO growth relative to the Bonus Peer Group, a 6th place ranking was threshold performance, 3rd place ranking was target performance and maximum performance was 1st place. For 2011, the Compensation Committee determined that the Company achieved a 2nd place ranking against this peer group.

  (ii)
  The revenue from development activities, as compared to the original budgeted revenue, made up 7.5% of the total corporate performance. Meeting budgeted revenue for this component was determined to be target performance, 7.5% below budgeted revenue was threshold performance, and exceeding budgeted revenue by 7.5% or more was maximum performance for this component. In 2011 budgeted revenue for this category, based upon seven communities, was approximately $34.1 million, while actual revenue was at approximately $32.8 million for 2011.

  (iii)
  The operating performance of redevelopment activities, as compared to the original budgeted performance, made up 7.5% of the total corporate performance. Meeting budgeted net operating income ("NOI") for this component was determined to be target performance, 3.0% below budgeted NOI was threshold performance, and exceeding budgeted NOI by 3.0% or more was maximum performance for this component. In 2011, the Compensation Committee determined that the Company's redevelopment activities, based upon 15 redevelopment communities, were above Budgeted NOI. Budgeted NOI for this category was approximately $66.7 million and actual NOI achievement for this category was approximately $69.0 million.

  (iv)
  The effectiveness of management (defined as the execution of business plans, flexibility in decision making, portfolio management, balance sheet management, and focus on the correct organizational priorities) and progress on various corporate initiatives made up 30% of the total corporate performance metrics for 2011. For 2011, the Compensation Committee determined that achievement on this category was 110% of target.

        Overall, achievement of the corporate component of performance for 2011 for cash bonuses was determined to be 130.5% of target.

        Business Unit Goals and Achievement for Cash Bonus.    As noted above, of the five named executive officers, Mr. Horey and Mr. McLaughlin received cash bonuses based in part upon the achievement of their respective business units.

        In Mr. Horey's case, the Business Unit component was based on the achievements of the Property Operations group, as Mr. Horey was the senior executive officer with direct oversight for that group. Seven metrics were established for the Property Operations group: (i) controllable NOI for Same Store Sales communities relative to budget, with target performance set at meeting the pre-established budget of approximately $544 million, (ii) Same Store Sales NOI growth relative to a peer group consisting of AIMCO, BRE Properties, Inc, Camden Property Trust, Inc., Equity Residential, Post Properties, Inc. and United Dominion Realty Trust, Inc., (iii) controllable NOI for other stabilized and Fund communities versus budget, with target performance set at meeting the pre-established budget of approximately $116 million, (iv) lease-up and redevelopment controllable NOI versus budget, with meeting budget of approximately $101 million set as target performance, (v) controllable expenses for Same Store Sales versus budget, with meeting budget of approximately $149 million set as target performance, (vi) Same Store Sales revenue growth relative to a multifamily average as published by third party research, and (vii) customer service, based on surveys conducted at various times during residents' tenure, with target defined as achieving a score of 4 out of 5 for move-in, renewal, and move-out surveys. For 2011, the overall achievement for the Property Operations group was determined to be 137% of target.

        In Mr. McLaughlin's case, the Business Unit component was based on the achievements of the Northeast Development and Construction group, as Mr. McLaughlin is the senior executive officer with direct oversight of that group. Mr. McLaughlin's business unit was evaluated against the following goals: (i) sourcing of new development rights; (ii) construction start volume and projected stabilized yields relative to target yields, with $648.5 million of construction starts as target; (iii) construction completion volume as determined by total capital cost and actual stabilized yields relative to target yields; and (iv) actual construction costs relative to budgeted costs and actual schedule performance relative to budgeted schedule performance. For 2011, the overall achievement for Mr. McLaughlin's Development and Construction group was determined to be 152% of target.

        Individual Goals.    Individual goals for the officers include the executive's leadership and managerial performance and are evaluated on a subjective basis annually. Individual performance for Mr. Blair was determined by the Compensation Committee. The Committee also determined individual performance for the other named executive officers after receiving recommendations from Mr. Blair. The Compensation Committee determinations were ratified and approved by the independent members of the Board who are qualified to serve on the Compensation Committee.

        Specific individual goals for Mr. Blair in 2011 included (i) providing strategic leadership to the Company overall; (ii) oversight of overall Company performance and achievements of business plan objectives; (iii) providing oversight to the Company's development and construction activities; (iv) proactive management of sources and uses of capital; (v) providing leadership on the corporate sustainability initiative; and (vi) effective board leadership, including addressing board succession.

        Mr. Naughton's individual goals for 2011 included (i) oversight of investment activity, including acquisitions, dispositions, and redevelopment; (ii) goals relating to the organization, staffing and training of the operations, investments, and redevelopment and asset management groups; (iii) providing strategic oversight with respect to certain corporate and strategic initiatives; (iv) focusing on the development of the Company's customer insight and market research groups; and (v) overseeing operating performance of our properties.

        Individual goals for Mr. Sargeant in 2011 included (i) focusing on operational efficiencies and process improvement; (ii) enhancing corporate controls; (iii) continued focus on team development and organization structure; and (iv) proactive management of liquidity, key credit metrics and debt maturity risk.

        Mr. Horey's individual goals in 2011 included (i) issues related to management, staffing and training of the Company's Property Operations group; (ii) goals relating to increased efficiencies in onsite and centralized operations activities; (iii) focus on customer service and resident communication, sales experience, and satisfaction; and (iv) sustaining increase in revenue and an emphasis on expense containment.

        Mr. McLaughlin's individual goals in 2011 included: (i) management and staff development of the East Coast Development and Construction businesses, with particular focus upon on boarding new associates in the group; (ii) focus upon construction execution and lease up performance; (iii) replenish the Northeast development rights pipeline with a balanced mix of new opportunities; and (iv) aggressively manage total development costs in the face of increasing competition.

        The achievement of individual goals by each of the named executive officers in 2011 was determined to be within 20% of individual target performance.

        The actual cash bonus paid in 2012 with respect to performance in 2011 for each of the named executive officers as included in the table above, and in the Summary Compensation Table on page 34 of this Proxy Statement, under the column "Non-Equity Incentive Plan Compensation," were determined in accordance with the original methodology and goals described above.

        Annual Long-Term Incentive Awards with Respect to 2011.    The following table sets forth the annual long-term incentive award potential for 2011 performance established in February 2011 and the actual long-term incentive awards made in February 2012 with respect to performance in 2011 for each of the named executive officers.

	Annual Long-Term Incentive Targets
				Actual Annual Long-Term Incentive Award ($)(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Blair	2,000,100	3,000,000	3,999,900	3,204,000
Mr. Naughton	1,000,050	1,500,000	1,999,950	1,602,000
Mr. Sargeant	650,033	975,000	1,299,968	1,041,300
Mr. Horey	400,020	600,000	799,980	651,756
Mr. McLaughlin	433,355	650,000	866,645	740,073

(1)
This dollar value is generally awarded in the form of stock options and restricted shares. In determining the number of options to award, one-third of the dollar value in this column was divided by $28.42, the Black-Scholes value of options as of December 31, 2011 as determined by the Company and verified by the Company's third-party compensation consultant, FPL Associates. In determining the number of restricted shares to award, the remaining two-thirds of the long-term incentive award dollar value in this column was divided by $132.95, the closing price of our Common Stock on the NYSE on the date of the award. The options granted as part of the long-term incentive award were granted on February 16, 2012, with an exercise price of $132.95 per share and vest over a three-year term subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a sale of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested options (in the case of termination of employment for any other reason). The shares of restricted stock granted as part of the long-term incentive award were granted on February 16, 2012. Twenty percent of such grants vested on March 1, 2012 and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a sale of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

        Under our annual long-term incentive awards program, the Compensation Committee may award long-term incentive compensation to officers based on the achievement of specific Company performance goals and the performance of the officer's business unit. For 2011 the weightings applied to the two categories of goals for each of the named executive officers were as follows:

	Weight of Each Component
Name	Corporate	Business Unit
Mr. Blair	100%	—
Mr. Naughton	100%	—
Mr. Sargeant	100%	—
Mr. Horey	67%	33%
Mr. McLaughlin	33%	67%

        Corporate Goals and Achievement for Annual Long-Term Incentive Awards.    The corporate component of the annual long-term incentive included four categories of performance goals, with weightings applicable to each goal set in advance based on a review of recommendations made by management. The following corporate goals were established for 2011:

  (i)
  The achievement of Total Stockholder Return (on an annualized, compounded three year average) on both an absolute and a relative basis (as compared to the Bonus Peer Group) comprised 50% of total corporate performance. Threshold Total Stockholder Return on an absolute basis was set at 6%, target was set at 9%, and maximum was 12%. For 2011, Total Stockholder Return was 35%. For total stockholder return relative to the Bonus Peer Group, a 6th place ranking was threshold performance, a 3rd place ranking was target, and maximum performance was 1st place. In 2011, the Company achieved a 2nd place ranking against this peer group.

  (ii)
  The multiple of the price of our Common Stock compared to our FFO per share (as measured against the Bonus Peer Group) represented 10% of the total corporate performance. Threshold for this factor was set at 6th place, target was a 3rd place ranking, and 1st place was maximum performance. In 2011, the Company's ranking for this criterion was 1st.

  (iii)
  The initial year stabilized yield performance for communities stabilizing during the year as compared to the pre-established target yield for such developments represented 10% of the total corporate performance. Target achievement of this goal was set at meeting the pre-established target yield, with threshold performance being 0.75 percentage points below the target yield and maximum at 0.75 percentage points above the target yield. Actual performance was approximately 1.4% below threshold yield.

  (iv)
  The effectiveness of management (defined as the execution of business plans, flexibility in decision making, portfolio management, balance sheet management, and focus on the correct organizational priorities) and progress on various corporate initiatives made up 30% of the total corporate performance metrics for 2011. For 2011, the Compensation Committee determined that achievement on this category was at 103% of target.

        For 2011, corporate achievement of the annual long-term incentive measures was 107% of target. In future years, the Company's receipt of a "promoted" distribution from the Company's first investment management fund (i.e., a distribution in excess of the Company's proportionate interest in the Fund) could be a supplemental overriding measure that could allow officers to achieve, but not exceed, maximum performance. This was not a factor in 2011, nor is it likely to be a factor in 2012.

        Business Unit Goals for Annual Long-Term Incentive Awards.    The Business Unit goals that were used for calculating cash bonuses as described above were also used for calculating long-term incentive awards, with the achievement described above.

        Based on those achievement levels and the formal approval and ratification of those determinations by the Compensation Committee and the independent members of the Board of Directors who are qualified to serve on the Compensation Committee, the dollar value of annual long-term incentive awards for each named executive officer was awarded as described in the table above, which resulted in the following annual awards made on February 16, 2012:

Named Executive Officer	Number of Options(1)	Number of Shares of Restricted Stock(2)
Mr. Blair(3)	—	24,099
Mr. Naughton	18,602	8,073
Mr. Sargeant(4)	12,091	5,248
Mr. Horey(4)	7,568	3,285
Mr. McLaughlin	8,593	3,730

(1)
The options set forth in this column were granted on February 16, 2012, with an exercise price of $132.95 per share and vest over a three-year term subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a sale of the company (as defined in the 2009 Stock Option and Incentive Plan)) or forfeiture of unvested options (in the case of termination of employment for any other reason).

(2)
The shares of restricted stock set forth in this column were granted on February 16, 2012. Twenty percent of such grants vested on March 1, 2012 and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a sale of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

(3)
In connection with Mr. Blair's retirement as Chief Executive Officer at the end of 2011, the annual long-term incentive awards in respect of 2011 to Mr. Blair were made only in the form of a grant of restricted shares representing the full amount of his long-term incentive award, rather than partially in options and partially in restricted shares.

(4)
As described more fully below under "Supplemental Awards", Messrs. Sargeant and Horey also received one time supplemental awards of restricted stock on December 31, 2011.

Supplemental Awards

        In consideration of relinquishing the protections and potential benefits of their prior employment agreements and entering into new employment agreements that had fewer protections and a lower level of potential benefits, and in consideration of helping with a smooth organizational transition related to Mr. Blair's retirement as Chief Executive Officer and Mr. Naughton's appointment to that role, Messrs. Sargeant and Horey each received a one-time supplemental award of restricted stock on December 30, 2011. Mr. Sargeant received an award of 7,657 shares of restricted stock (equal to $1 million divided by $130.60, the closing price of the Common Stock on the NYSE on December 30, 2011), and Mr. Horey received an award of 2,297 shares of restricted stock (equal to $300,000 divided by that closing price). Of the shares awarded in this supplemental award, 75% will vest on December 31, 2013, and 25% will vest on December 31, 2014. The restricted shares generally have the same terms and conditions as in the Company's annual restricted stock agreement, including accelerated vesting upon death, disability, termination without cause, or retirement (as defined in the agreement) or a sale of the Company (as defined in the 2009 Stock Option and Incentive Plan), except that there will be no automatic vesting for a retirement that occurs prior to December 31, 2013.

2011 Awards Earned under the 2008 Performance Plan:

        In 2008, the Company commenced a three-year performance plan (the "Performance Plan") tied to total return to stockholders (stock price appreciation plus cumulative dividends on shares of Common Stock outstanding during the measurement period, without reinvestment of dividends or compounding). Awards were made in 2008 under the Performance Plan but would only be earned in 2011 if and to the extent that the actual total return to stockholders over the measurement period (the "Actual TRS") exceeded an Absolute TRS Target of 32% and a Relative TRS Target determined by reference to the FTSE NAREIT Apartment Index. The measurement period of the Performance Plan began on June 1, 2008, with a starting Common Stock price equal to $102.16 (the average closing price of the Common Stock on the twenty trading days prior to June 1, 2008) and ended on May 31, 2011, with a terminal Common Stock price of $127.56 (the average closing price of the Company's Common Stock on the twenty trading days prior to May 31). During that period, AvalonBay stockholders received $12.52 in distributions per share of Common Stock.

        Performance Plan awards were made at the commencement of the plan in the form of Deferred Stock Awards with no dividend rights, with each participant in the program having the opportunity to ultimately earn restricted and unrestricted Common Stock with a maximum value equal to a specified percentage, for that participant, of the maximum aggregate award value of the plan ($60 million). Upon conclusion of the plan's measurement period, earned Deferred Stock Awards were converted into shares of Common Stock, 50% unrestricted and 50% restricted and subject to one year vesting, having a value equal to the participant's earned amount divided by the closing price of the Common Stock on May 31, 2011.

        Following the end of the three-year measurement period, the Compensation Committee reviewed the Actual TRS as compared against the Absolute TRS Target and the Relative TRS Target and determined that maximum performance had been achieved under the Performance Plan. It was determined that the total return to AvalonBay stockholders over the measurement period represented approximately $770 million of excess value creation when measured against the total return that would have been achieved had the 32% absolute target been achieved but not exceeded, and approximately $550 million of excess value creation when measured against the total return that would have been achieved had the relative target of matching the FTSE NAREIT Apartment Index been achieved but not exceeded. Based on those results, in accordance with the terms of the Performance Plan, $53 million of Deferred Stock Awards were earned, in the aggregate, by 23 participating officers, with awards held by the named executive officers being earned and converted as follows:

Named Executive Officer	Deferred Stock Awards Earned and Converted	Converted into Unrestricted Shares of Common Stock on June 16, 2011	Converted into Restricted Shares of Common Stock, subject to vesting on June 1, 2012
Mr. Blair	67,679	33,839	33,840
Mr. Naughton	56,406	28,203	28,203
Mr. Sargeant	24,032	12,016	12,016
Mr. Horey	24,032	12,016	12,016
Mr. McLaughlin	24,032	12,016	12,016

2012 Compensation:

        Compensation for 2012 has been established for each of the named executive officers. The following table shows the base salary for 2012 for each of the named executive officers, as well as the target, threshold and maximum cash bonus and long-term incentive award for each with respect to performance in 2012.

		Annual Cash Bonus Targets			Annual Long-Term Incentive Targets
Name	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Blair(1)	700,000	1,060,876	1,700,000	2,556,625	—	—	—
Mr. Naughton(2)	800,000	500,000	1,000,000	2,000,000	1,466,743	2,200,000	2,933,260
Mr. Sargeant	500,000	250,000	500,000	1,000,000	666,700	1,000,000	1,333,300
Mr. Horey	400,000	160,000	320,000	640,000	420,021	630,000	839,979
Mr. McLaughlin	415,000	166,000	332,000	664,000	450,023	675,000	899,978

(1)
In connection with Mr. Blair's retirement from the position of Chief Executive Officer and his continuing role during 2012 as Chairman of the Board (a half-time, officer position), effective January 1, 2012, Mr. Blair's compensation was adjusted, at target, to $2.4 million. Mr. Blair's bonus in respect of 2012 will be paid solely in cash, but a portion of such bonus will be determined using the annual cash bonus metrics and a portion will be calculated using the long-term incentive metrics, with a view to determining a total dollar value for his 2012 bonus that is the same as if he had received both a cash bonus and a long-term incentive award under his pre-existing mix of forms of compensation.

(2)
On November 9, 2011, the Company's Board of Directors (acting on the recommendation of the Compensation Committee of the Board, and pursuant to the affirmative vote of all directors, including all of the independent directors) voted to amend Mr. Naughton's compensation, effective January 1, 2012, in light of his promotion from President to Chief Executive Officer and President. The Board and its Compensation Committee expect that they may from time to time further review Mr. Naughton's performance and compensation in his new position and make further adjustments to his compensation.

        Except as described in the table and footnotes above, cash bonuses payable with respect to performance in 2012 will be based on the same types of goals described above in connection with cash bonuses. For long-term incentive awards to be granted in 2013 with respect to performance in 2012, the same types of goals described above in connection with long-term incentive awards will be used.

Other Benefits:

        Pursuant to our Deferred Compensation Plan, certain employees, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.

        We have an employee stock purchase plan that allows our employees the opportunity to purchase up to $25,000 of our Common Stock per year at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of the Purchase Period or the closing price of the Common Stock on the last day of the Purchase Period. The Purchase Period is defined as the seven-month period beginning on April 1 and ending on October 31 of a calendar year.

        In addition, we maintain a 401(k) retirement savings plan and annually match 50% of the first six percent of base salary and bonus contributed to such plan by any employee (subject to certain tax limitations). We offer medical, dental and vision plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short-term and long-term disability insurance for each employee. Messrs. Naughton, Sargeant and Horey each have employment agreements with the Company pursuant to which certain other benefits are provided to them. The terms of each of such employment agreement are described in "Potential Payments Upon Termination or Sale Event" below.

Practices with regard to dates and pricing of stock and option grants:

        The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to each officer as part of annual compensation. Those members of the Board of Directors who qualify for service on the Compensation Committee review and ratify these awards at the Board's regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The exercise price of each option granted is the closing price of our Common Stock on the award date.

        In all cases, our options are granted: (i) on the dates described above; (ii) on the date of a new hire's start with the Company as approved by the CEO in advance of the start date; (iii) on the date of approval by the CEO for retention or recognition purposes up to a Board-authorized maximum value of $100,000; or (iv) on the date of a terminated senior executive's departure from the Company, as set out in formal terms approved by the Compensation Committee in advance. Option exercise prices are determined by the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock, which, in the case of open market transactions, is generally only given during approved trading windows established in advance based upon earnings release dates.

Risk Considerations:

        The Compensation Committee reviewed and considered risks arising from the Company's compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company's executive compensation policies and procedures:

  •
  annual bonus and long-term incentive awards are based upon pre-existing, defined goals;

  •
  such goals contain multiple financial targets, including performance against a pre-approved budget;

  •
  performance goals include both absolute performance and performance relative to industry peers;

  •
  goals balance financial and non-financial performance;

  •
  goals include corporate, business unit, and individual performance goals;

  •
  performance goals include achievement against both single year and multi-year metrics;

  •
  executive compensation is structured as a mix among salary, annual bonus, and equity awards;

  •
  equity awards, including both restricted stock and options, generally vest over time;

  •
  bonus and long-term equity programs include maximum payouts or "caps";

  •
  all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;

  •
  the CEO's individual goals include a goal addressing appropriate leverage ratios;

  •
  achievement of metrics is not determined on an "all or nothing" basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and

  •
  while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust those awards as may be warranted by specific circumstances.

Following this review, the Compensation Committee concluded that any risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

Section 162(m):

        The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance- related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company's net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Consideration of the Results of the 2011 Stockholder Advisory Vote on Executive Compensation

        As previously announced at the 2011 Annual Meeting of Stockholders, the Company's executive officer compensation for 2010 was approved by 95.96% of shares cast on the matter. The Compensation Committee and the Company considered these results to be an endorsement of the Company's approach to executive compensation and therefore did not change that approach in 2011, but the Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions.

        As previously announced, in accordance with a majority of the votes cast at the 2011 Annual Meeting of Stockholders, the Company intends to hold an advisory stockholder vote on its executive compensation annually. The Company intends to hold an advisory vote on the frequency of such advisory votes on executive compensation at or before its 2017 Annual Meeting of Stockholders.

Compensation Committee Report

        The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

  Submitted by the Compensation Committee

    Peter S. Rummell (Chair)
    Lance R. Primis
    H. Jay Sarles

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Peter S. Rummell, Lance R. Primis, and H. Jay Sarles. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director).

Summary Compensation Table

        The table below summarizes the compensation amounts paid in or earned by each of the named executive officers for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (except in the case of Mr. McLaughlin, who was not a named executive officer in 2009).

        Executives are eligible to defer a portion of their salaries and bonuses under our Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2011 are shown in the Nonqualified Deferred Compensation Table beginning on page 40 below.

Name and Principal Position (Current*)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Bryce Blair	2011	823,368	—	1,889,419	980,990	1,316,102	—	284,903	5,294,782
Chairman of the Board	2010	823,368	—	1,408,984	584,084	1,268,501	—	232,972	4,317,909
	2009	855,036	—	1,386,898	505,742	965,389	—	292,712	4,005,777

Tim Naughton	2011	750,000	—	944,709	490,480	959,063	—	173,146	3,317,399
Chief Executive Officer and	2010	750,000	—	704,529	292,042	924,375	—	129,724	2,800,670
President	2009	778,847	—	693,473	252,868	693,758	—	168,700	2,587,646

Tom Sargeant	2011	460,000	—	1,614,019	318,814	524,228	—	111,105	3,028,166
Chief Financial Officer	2010	460,000	—	457,962	189,832	510,255	—	95,646	1,713,695
	2009	477,692	—	450,765	164,367	393,702	—	128,187	1,614,713

Leo Horey	2011	380,000	—	694,853	205,036	400,368	—	75,559	1,755,815
Chief Administrative Officer	2010	380,000	—	298,358	123,683	369,816	—	57,090	1,228,947
	2009	394,615	—	309,728	112,949	255,048	—	72,871	1,145,211

William McLaughlin	2011	390,000	—	462,046	239,904	434,616	—	62,530	1,589,095
EVP, Development & Construction	2010	390,000	—	303,033	125,628	399,110	—	43,017	1,260,788

*
During 2011, Mr. Blair's principal position was Chief Executive Officer, Mr. Naughton's was President, and Mr. Horey's was EVP, Property Operations.

(1)
The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of pay periods in each calendar year and (ii) the fact that any salary increases did not go into effect until early March of each year.

(2)
The amounts in column (e) and column (f) include restricted stock and option awards actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2011 shows the value (computed in accordance with FASB ASC Topic 718 and as further discussed in the footnotes 3 and 4) of stock and option awards made in February 2011 with respect to 2010 service.

(3)
The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 computed in accordance with FASB ASC Topic 718 for restricted stock awards made pursuant to the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant; as a result, no assumptions were used in the calculation of this value. In the case of Mr. Sargeant and Mr. Horey the amounts in this column for 2011 include the Supplemental Awards granted on December 30, 2011, as described in the "Compensation Discussion and Analysis."

(4)
The amounts in column (f) reflect the aggregate grant date fair value for awards made pursuant to the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan in the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 10 to the Company's audited financial statements for the relevant fiscal year included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010, February 23, 2011, and February 27, 2012, respectively.

(5)
The amounts shown in column (g) reflect the cash awards to the named individuals determined by the Compensation Committee in February of the following year (based upon the achievement of the performance metrics established in the year indicated, as more fully described in the Compensation Discussion and Analysis above) and ratified by the members of the full Board of Directors who would be qualified to serve on the Compensation Committee.

(6)
All earnings under the Company's nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.

(7)
For 2011, the amounts shown in column (i) include, for each named executive officer (a) dividends paid on unvested shares of restricted stock during 2011 in the following amounts: Mr. Blair—$205,278; Mr. Naughton—$125,037; Mr. Sargeant—$70,290; Mr. Horey—$52,930; and Mr. McLaughlin—$54,246; (b) amounts contributed by the Company to the named executive officers' 401(k) accounts in the amount of $7,071 each. The amounts shown in column (i) also include (i) a general executive benefit payment for items such as country club membership, financial counseling or tax preparation in the following amounts (which amounts were paid in accordance with prior employment agreements and will not be paid under current employment agreements): Mr. Blair—$10,000; Mr. Naughton—$5,000; Mr. Sargeant—$5,000; Mr. Horey—$5,000; and Mr. McLaughlin—$0, (ii) premiums paid by the company on disability insurance in the following amounts: Mr. Blair—$4,520; Mr. Naughton—$3,017; Mr. Sargeant—$2,818; Mr. Horey—$0, and Mr. McLaughlin—$0; (iii) and premiums paid by the Company in 2011 for Company-owned life insurance policies on the lives of such named executive officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts for each officer (such amounts representing payment of a whole-life premium which builds cash value in the Company-owned policy to support future repayment of the cumulative premiums; see "Potential Payments Upon Termination or Sale Event—Endorsement Split Dollar Agreements"): Mr. Blair—$58,034; Mr. Naughton—$33,021; Mr. Sargeant—$25,926; Mr. Horey—$10,558; and Mr. McLaughlin—$0. The amount shown for Mr. McLaughlin includes premiums in the amount of $1,213 paid by the Company for a standard term life insurance policy in the face amount of $750,000.

        Employment Agreements.    We are a party to employment agreements with Messrs. Naughton, Sargeant and Horey that will expire on December 31, 2015 unless renewed by mutual agreement. The severance provisions of these employment agreements, and the conditions under which they will be paid, are described in "Potential Payments Upon Termination or Sale Event" below.

Grants of Plan-Based Awards

        The table below sets out the grants made to the named executive officers in 2011 under the Company's 2009 Stock Option and Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Options Awards ($/ Share)	Grant Date Fair Value of Stock and Options Awards ($)(5)
(a)	(b)	Threshold ($) (c)	Target ($)(1) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($)(2) (g)	Maximum ($) (h)	(i)	(j)	(k)	(l)
Mr. Blair	2/16/2011	$514,605	$1,029,210	$2,058,420
	2/16/2011				$2,000,100	$3,000,000	$3,999,900
	2/16/2011							16,312			$1,889,419
	2/16/2011								33,367	$115.83	$980,990

Mr. Naughton	2/16/2011	$375,000	$750,000	$1,500,000
	2/16/2011				$1,000,050	$1,500,000	$1,999,950
	2/16/2011							8,156			$944,709
	2/16/2011								16,683	$115.83	$490,480

Mr. Sargeant	2/16/2011	$207,000	$414,000	$828,000
	2/16/2011				$650,033	$975,000	$1,299,968
	2/16/2011							5,301			$614,015
	2/16/2011								10,844	$115.83	$318,814
	12/30/2011							7,657			$1,000,004

Mr. Horey	2/16/2011	$152,000	$304,000	$608,000
	2/16/2011				$400,020	$600,000	$799,980
	2/16/2011							3,409			$394,864
	2/16/2011								6,974	$115.83	$205,036
	12/30/2011							2,297			$299,988

Mr. McLaughlin	2/16/2011	$156,000	$312,000	$624,000
	2/16/2011				$433,355	$650,000	$866,645
	2/16/2011							3,989			$462,046
	2/16/2011								8,160	$115.83	$239,904

(1)
The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2011 under our cash bonus plan, which were established on February 16, 2011. The actual cash bonuses received by each of the named executive officers for performance in 2011, paid in 2012, are set out in column (g) of the Summary Compensation Table.

(2)
The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum dollar values for 2011 performance for annual equity grants under our equity incentive plan, which were adopted on February 16, 2011. As noted in the "Compensation Discussion and Analysis" section above, the actual number of shares of restricted stock granted to the named executive officers on February 16, 2012, based upon achievement under this plan were as follows: Mr. Blair—24,099, Mr. Naughton—8,073, Mr. Sargeant—5,248, Mr. Horey—3,285, and Mr. McLaughlin—3,730. Information about the vesting of such shares of restricted stock is provided in footnote (3) below. The actual number of shares underlying options granted to the named executive officers on February 16, 2012, based upon achievement under this plan was as follows: Mr. Blair—0, Mr. Naughton—18,602, Mr. Sargeant—12,091, Mr. Horey—7,568, and Mr. McLaughlin—8,593. Each of such options was granted at an exercise price of $132.95. Information about the vesting of such options is provided in footnote (4) below.

(3)
The number of shares of restricted stock shown in column (i) granted on February 16, 2011 represent the actual number of shares of restricted stock granted to the named executive officers, with respect to performance in 2010, and do not represent compensation for performance in 2011. With respect to all shares of restricted stock granted on February 16, 2011, described in this table, 20% of the shares vested on March 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, upon death, disability or retirement, or upon a sale of the Company (as defined in the 2009 Stock Option and Incentive Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). With respect to the shares of restricted stock granted on December 30, 2011, described in this table, 75% of the shares vest on December 31, 2013 and 25% of the shares vest on December 31, 2014. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

(4)
The number of shares underlying options shown in column (j) represents the number of options granted to the named executive officers on February 16, 2011, with respect to performance in 2010, and does not represent compensation for performance in 2011. All options described in this table become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. In accordance with the 2009 Stock Option and Incentive Plan and our standard form of stock option agreement at the time of the award, all unvested options awarded in 2011 will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option.

(5)
For the February 16, 2011, option grants, the value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 4.0%, volatility of 35.0%, risk-free interest rates of 3.04%, and an expected life of approximately seven years. The actual realized value will depend upon the difference between the market value of the Common Stock on the date the option is exercised and the exercise price. For the February 16, 2011 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $115.83. For the December 30, 2011 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $130.60.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Blair	2/8/2007	75,831	—	—	$143.34	2/8/2017
	2/11/2009	—	25,817	—	$48.60	2/11/2019
	2/11/2010	—	20,020	—	$74.20	2/11/2020
	2/16/2011	—	33,367	—	$115.83	2/16/2021
							97,814	12,774,508	—	—

Mr. Naughton	2/12/2004	27,976	—	—	$49.09	2/12/2014
	2/11/2005	74,340	—	—	$67.86	2/11/2015
	2/9/2006	116,148	—	—	$96.19	2/9/2016
	2/8/2007	45,363	—	—	$143.34	2/8/2017
	2/11/2008	52,161	—	—	$86.40	2/11/2018
	2/11/2009	25,816	12,908	—	$48.60	2/11/2019
	2/11/2010	5,005	10,010	—	$74.20	2/11/2020
	2/16/2011	—	16,683	—	$115.83	2/16/2021
	2/16/2012	—	18,602	—	$132.95	2/16/2022
							56,674	7,401,624	—	—

Mr. Sargeant	2/8/2007	37,026	—	—	$143.34	2/8/2017
	2/11/2009	8,392	8,391	—	$48.60	2/11/2019
	2/11/2010	3,253	6,507	—	$74.20	2/11/2020
	2/16/2011	—	10,844	—	$115.83	2/16/2021
	2/16/2012	—	12,091	—	$132.95	2/16/2022
							38,198	4,988,659	—	—

Mr. Horey	2/11/2005	6,232	—	—	$67.86	2/11/2015
	2/9/2006	44,661	—	—	$96.19	2/9/2016
	2/8/2007	18,526	—	—	$143.34	2/8/2017
	2/11/2008	19,374	—	—	$86.40	2/11/2018
	2/11/2009	11,531	5,766	—	$48.60	2/11/2019
	2/11/2010	2,119	4,240	—	$74.20	2/11/2020
	2/16/2011	—	6,974	—	$115.83	2/16/2021
	2/16/2012	—	7,568	—	$132.95	2/16/2022
							26,206	3,422,504	—	—

Mr. McLaughlin	2/11/2005	1,472	—	—	$67.86	2/11/2015
	2/9/2006	1,039	—	—	$96.19	2/9/2016
	2/8/2007	20,404	—	—	$143.34	2/8/2017
	2/11/2008	22,132	—	—	$86.40	2/11/2018
	2/11/2009	10,738	5,369	—	$48.60	2/11/2019
	2/11/2010	2,153	4,306	—	$74.20	2/11/2020
	2/16/2011	—	8,160	—	$115.83	2/16/2021
	2/16/2012	—	8,593	—	$132.95	2/16/2022
							24,810	3,240,186	—	—

(1)
Stock options granted under the Company's 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All unvested options will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option.

(2)
Stock awards granted under the Company's 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan have been made in the form of Restricted Stock. Three types of awards, when applicable, are included. Annual stock awards are made in the form of Restricted Stock which vests 20% on March 1st of the year of grant, and the remaining 80% which vests over the next four years, with 20% vesting on March 1 of each year, subject to accelerated vesting in the case of termination of employment without cause, upon death, disability or retirement, or upon a change-in-control of the Company (as defined in the Plans), or forfeiture of unvested shares in the case of termination of employment for any other reason. Stock awards granted under the 2008 Performance Plan vested 50% on June 16, 2011 and the remaining 50% vests on June 16, 2012. Stock awards granted to Mssrs. Sargeant and Horey on December 30, 2011, vest 75% on December 31, 2013 and the remaining 25% vest on December 31, 2014. In addition, in the case of Mssrs. Naughton, Sargeant and Horey, vesting of restricted stock will be accelerated under certain conditions, as described in their employment agreements with the Company. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock. The table includes stock awards granted under the Company's 2008 Performance Plan as discussed in the Compensation Discussion & Analysis."

(3)
The table below shows the vesting schedule for all unexercisable options. All options vest on the anniversary of the grant date in the year indicated:

Vesting Schedule for Unexercisable Options

		Vesting Schedule
Name	Grant Date	2012	2013	2014	2015
Bryce Blair	2/11/2009	25,817
	2/11/2010	10,010	10,010
	2/16/2011	11,122	11,122	11,123

Timothy J. Naughton	2/11/2009	12,908
	2/11/2010	5,005	5,005
	2/16/2011	5,561	5,561	5,561
	2/16/2012		6,200	6,201	6,201

Thomas J. Sargeant	2/11/2009	8,391
	2/11/2010	3,253	3,254
	2/16/2011	3,614	3,615	3,615
	2/16/2012		4,030	4,030	4,031

Leo S. Horey	2/11/2009	5,766
	2/11/2010	2,120	2,120
	2/16/2011	2,324	2,325	2,325
	2/16/2012		2,522	2,523	2,523

William McLaughlin	2/11/2009	5,369
	2/11/2010	2,153	2,153
	2/16/2011	2,720	2,720	2,720
	2/16/2012		2,864	2,864	2,865
(4)
The table below shows the vesting schedule for all unvested shares of restricted stock.

Vesting Schedule for Unvested Restricted Stock

		Vesting Schedule
Name	Grant Date	2012	2013	2014	2015	2016
Bryce Blair	2/11/2008	4,016
	2/11/2009	5,707	5,708
	2/11/2010	3,798	3,798	3,798
	2/16/2011	3,262	3,263	3,262	3,263
	6/16/2011	33,840
	2/16/2012	4,819	4,820	4,820	4,820	4,820

Timothy J. Naughton	2/11/2008	2,468
	2/11/2009	2,854	2,854
	2/11/2010	1,899	1,899	1,899
	2/16/2011	1,631	1,631	1,631	1,632
	6/16/2011	28,203
	2/16/2012	1,614	1,615	1,614	1,615	1,615

Thomas J. Sargeant	2/11/2008	1,622
	2/11/2009	1,855	1,855
	2/11/2010	1,235	1,234	1,235
	2/16/2011	1,060	1,060	1,060	1,061
	6/16/2011	12,016
	12/30/2011		5,742	1,915
	2/16/2012	1,049	1,050	1,049	1,050	1,050

Leo S. Horey	2/11/2008	917
	2/11/2009	1,275	1,275
	2/11/2010	804	804	805
	2/16/2011	682	682	682	682
	6/16/2011	12,016
	12/30/2011		1,722	575
	2/16/2012	657	657	657	657	657

William McLaughlin	2/11/2008	1,047
	2/11/2009	1,187	1,187
	2/11/2010	817	817	817
	2/16/2011	798	798	798	798
	6/16/2011	12,016
	2/16/2012	746	746	746	746	746
(5)
Based on the closing price of the Common Stock as reported on the NYSE on December 30, 2011 of $130.60 per share.

 Option Exercises and Stock Vested Table

        The following table identifies the number of shares underlying options exercised during 2011 for each of the named executive officers, the value realized on such exercises, the number of shares of restricted stock that vested during 2011 for each such officer and the value of such shares on the date of vesting. The value realized upon exercise of the options is the product of (1) the closing price on the NYSE of our Common Stock on the date of exercise minus the exercise price multiplied by (2) the number of shares of Common Stock underlying the exercised options.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Blair	450,612	20,775,540	52,974	6,596,803
Mr. Naughton	30,000	2,463,241	38,458	4,831,433
Mr. Sargeant	130,294	5,029,025	18,933	2,356,800
Mr. Horey	27,853	1,489,103	16,266	2,044,495
Mr. McLaughlin	27,360	872,095	16,497	2,071,545

(1)
These shares of restricted stock vested on March 1, 2011 and June 16, 2011. The closing price of the stock, as reported on the NYSE for March 1, 2011, was $117.10 per share. The closing price of our Common Stock, as reported on the NYSE for June 16, 2011, was $128.73 per share.

Nonqualified Deferred Compensation

        Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available Investment Funds. The table below shows the Investment Funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2011. Since the Investment Funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be "above market."

Name of Fund	2011 Rate of Return (%)
American Funds® Fundamental InvestorsSM	-1.92
American Funds® EuroPacific Growth Fund®—Class R4	-13.61
American Funds® Growth Fund of America®—Class R4	-4.87
Artisan Mid Cap Value Fund—Investor Shares	6.42
Cohen & Steers Realty Shares, Inc	6.18
Fidelity Retirement Money Market Portfolio	0.01
MFS® Value Fund—Class R3	-0.20
PIMCO Total Return Fund—Institutional Class	4.16
Royce Pennsylvania Mutual Fund—Service Class	-4.42
Spartan® 500 Index Fund—Investor Class	2.03
T. Rowe Price Emerging Markets Stock Fund	-18.84
T. Rowe Price Mid Cap Growth Advisor Class	-1.43
T. Rowe Price Retirement 2005 Fund—Advisor Class	1.08
T. Rowe Price Retirement 2010 Fund—Advisor Class	0.28
T. Rowe Price Retirement 2015 Fund—Advisor Class	-0.66
T. Rowe Price Retirement 2020 Fund—Advisor Class	-1.45
T. Rowe Price Retirement 2025 Fund—Advisor Class	-2.32
T. Rowe Price Retirement 2030 Fund—Advisor Class	-2.96
T. Rowe Price Retirement 2035 Fund—Advisor Class	-3.51
T. Rowe Price Retirement 2040 Fund—Advisor Class	-3.69
T. Rowe Price Retirement 2045 Fund—Advisor Class	-3.66
T. Rowe Price Retirement 2050 Fund—Advisor Class	-3.68
T. Rowe Price Retirement 2055 Fund—Advisor Class	-3.56
T. Rowe Price Retirement Income Fund—Advisor Class	1.10

        Benefits under our Deferred Compensation Plan will be paid out on the earlier of the employee's death or the date six months, 66 months, or 126 months following termination of employment (depending upon the employee's properly made election), or in the event of an "Unforeseeable Financial Emergency" as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements. Benefits are currently paid out in a lump sum.

Participants who made an election prior to 2005 to receive annual installment payments are grandfathered in that election.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Blair	$130,017	—	$(251,586)	—	$2,704,768
Mr. Naughton	$187,760	—	$(59,693)	—	$2,376,733
Mr. Sargeant	—	—	$(226,707)	—	$1,668,521
Mr. Horey	$38,000	—	$(19,604)	—	$719,211
Mr. McLaughlin	—	—	—	—	—

(1)
All contributions in column (b) are also included as compensation to the named executive officers in the Salary column of the Summary Compensation Table.

(2)
Amounts in column (f) include amounts that were previously reported as compensation to the named executive officers in the Salary column of the Summary Compensation Table for 2010 and 2009, as follows:

	Executive Contributions by Year
Name	2010	2009
Bryce Blair	178,876	280,537
Timothy J. Naughton	213,752	208,891
Thomas J. Sargeant	—	101,078
Leo S. Horey	38,000	38,000
William McLaughlin	—	—

Potential Payments Upon Termination or Sale Event

        The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company's filings with the SEC.

        As noted in the narrative disclosure to the Summary Compensation Table above, we are a party to employment agreements with Messrs. Naughton, Sargeant and Horey that will expire on December 31, 2015, unless renewed by mutual agreement, and that provide for severance benefits in the event that the executive is terminated without cause. The employment agreements provide that it would be considered a termination without cause: (a) of Mr. Naughton, if his title is reduced to below that of Chief Executive Officer or if he does not report directly to the full Board, (b) of Mr. Sargeant, if his title is not that of Chief Financial Officer or he is not the most senior financial officer, and (c) of Mr. Horey, if his title is reduced to below that of Executive Vice President or he is not a member of the executive officer group. The employment agreements also provide that it would be a default if the Company takes bad faith actions with respect to an executive's annual compensation and bonus awards, which bad faith must be demonstrated by reference to the awards set for and awarded other officers. The executive must provide the Company notice of such an alleged default and an opportunity to cure. In the event of such a default that is not cured, the executive would be entitled to terminate their employment and receive the same level of severance as in a termination without cause.

        Under the employment agreements, upon a termination of the executive's employment without cause the executive would be entitled to a multiple of his "Covered Compensation," which is defined as the sum of the executive's annual base salary plus the average of the executive's last two annual cash bonuses as of the date of termination. In the case of Messrs. Naughton and Sargeant, the multiple is two times unless the termination is in connection with a sale of the Company, in which case the multiple is three times. In Mr. Horey's case, the multiple is one times unless the termination is in connection with a sale of the Company, in which case the multiple is two times. The executive would also receive a cash payment representing the pro rata value of his annual bonus and long term incentive award for the portion of the year worked, valued at target. The executives' unvested long term incentive awards (restricted stock and options) would also vest. Severance benefits upon a sale of the Company are based on a "double trigger": the executive must be terminated without cause, as described above, following the sale in order for severance benefits to be triggered under the agreements.

        The employment agreements do not provide for a tax gross up if an excise tax is imposed on the severance benefits under Section 4999 of the Internal Revenue Code of 1986, as amended (the "golden parachute tax"), but if an executive would be better off with reduced severance benefits in order to avoid the effect of the golden parachute tax then the benefits will be reduced accordingly. The employment agreements do not provide for additional perquisites.

        To receive severance benefits under the employment agreements, the executive must enter into a separation and release agreement with the Company containing general release, confidentiality, return of property, mutual non-disparagement and a one-year employee non-solicitation provision.

        Other Severance Arrangements.    Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a sale of the Company occurs. In addition, upon the retirement of an employee (as defined in the award agreements under the Stock Incentive Plan) (a) all of such employee's options shall automatically become fully exercisable and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee's restricted shares of stock shall automatically vest. Retirement of an employee as defined in the award agreements under the Plan generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee's age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months' prior written notice to us of his intention to retire and enter into a one year non-solicitation and non-competition agreement with us. Under this formula, Messrs. Blair, Naughton and Sargeant are currently eligible for retirement, and Messrs. Horey and McLaughlin will become eligible for retirement in July 2012, and June 2014, respectively. The supplemental restricted stock awards that Messrs. Sargeant and Horey received in December 2011 will not vest on an accelerated basis in the event of a retirement before December 31, 2013.

        We have adopted an Officer Severance Program for the benefit of officers who do not have employment agreements. Under this program, in the event an officer who is not otherwise covered by a severance arrangement is terminated (other than for cause) within eighteen months of a sale of the Company (as defined) or during the six months prior to a sale of the Company, such officer will generally receive a multiple of his Covered Compensation (as defined above) depending on the officer's title: for the Chief Executive Officer, the multiple is three times, for the Chief Financial Officer or an Executive Vice President, the multiple is two times, and for other officers the multiple is one times. The terminated officer would also receive (i) a cash payment representing the pro rata value of his annual bonus and long term incentive award for the portion of the year worked, valued at target, (ii) accelerated vesting of the officer's unvested long term incentive awards (restricted stock and options), and (iii) payment of COBRA insurance premiums for up to 18 months.

        Endorsement Split Dollar Agreements.    The Company owns whole-life insurance policies with respect to Messrs. Blair, Naughton, Sargeant and Horey. The face amount of each policy is $2,500,000 (for Mr. Blair), $1,500,000 (for Messrs. Sargeant, and Naughton), and $750,000 (for Mr. Horey). The Company has endorsed each of these Company-owned policies such that in the event of the death of an insured, the Company will be paid insurance proceeds equal to the cumulative premiums paid on the policy by the Company, with excess insurance proceeds being paid to the insured's estate or named beneficiary. The Company has agreed to (i) pay the premiums due on each policy through 2017 (provided that the insured pays a portion of the premium equal to the current term rate for the insured's age multiplied by the insured's current interest in the policy), (ii) after the last Company payment, withdraw cash from the policy equal to the cumulative premiums paid and (iii) thereafter assign the policy to the insured. The Company will cease making premium payments, and will withdraw an amount from the cash surrender value of the policy equal to the lesser of the cumulative premiums or the cash surrender value earlier than 2017, in the event of the insured's termination for cause or voluntary resignation without a constructive termination. In such case, the insured may choose to pay future premiums on his own or arrange for the policy to be reduced to a fully paid-up policy.

        Severance Benefits.    The tables below, together with the footnotes thereto and the additional information below, reflect the payments and benefits that the named executive officers would receive in the event of their termination of employment with the Company under the indicated circumstances.

Bryce Blair, Chairman of the Board

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Termination Without Cause (Unrelated to a Sale Event)($)		Death($)		Termination Without Cause (Related to a Sale Event)($)
A	Severance (Cash)	—		—		—		1,940,313	(1)
B	Life Insurance	32,587	(2)	277,394	(3)		(4)	277,394	(3)

Timothy J. Naughton, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Termination Without Cause (Unrelated to a Sale Event)($)		Death($)		Termination Without Cause (Related to a Sale Event)($)
A	Severance (Cash)	—		3,118,133	(5)	—		4,677,200	(6)
B	Life Insurance	17,770	(2)	157,835	(3)		(4)	157,835	(3)

Thomas J. Sargeant, Chief Financial Officer

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Termination Without Cause (Unrelated to a Sale Event)($)		Death($)		Termination Without Cause (Related to a Sale Event)($)
A	Severance (Cash)	—		1,823,957	(5)	—		2,735,936	(6)
B	Life Insurance	18,434	(2)	123,444	(3)		(4)	123,444	(3)

Leo S. Horey, Chief Administrative Officer

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Termination Without Cause (Unrelated to a Sale Event)($)		Death($)		Termination Without Cause (Related to a Sale Event)($)
A	Severance (Cash)	—		692,432	(5)	—		1,384,864	(6)
B	Life Insurance	8,000	(2)	50,466	(3)		(4)	50,466	(3)

William McLaughlin, Executive Vice President

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)	Without Cause (Unrelated to a Sale Event)($)	Death($)	Termination Without Cause (Related to a Sale Event)($)
A	Severance (Cash)	—	—	—	1,411,807	(1)
B	Life Insurance	—	—	—	—

Footnotes for all tables above:

(1)
In accordance with the terms of the Company's Officer Severance Plan, represents two times Covered Compensation (base salary and the average of the prior two year's bonuses) for Mr. McLaughlin and one times Covered Compensation for Mr. Blair.

(2)
Represents the cash surrender value of the policy less the total aggregate premiums paid by the Company. The Company will recover its premiums in the future.

(3)
Represents the estimated present value of five years of future premiums paid by the Company on the whole-life portion of a split-dollar life insurance policy. The Company will recover its premiums in the future.

(4)
Upon death, (i) the officer's estate will receive a death benefit under a life insurance policy owned by the Company in the amount of $2.5 million with respect to Mr. Blair, $1.5 million with respect to Messrs. Naughton and Sargeant, and $750,000 with respect to Mr. Horey, and (ii) the Company will receive repayment of all premiums paid by the Company.

(5)
In accordance with the terms of their respective employment agreements, represents two times Covered Compensation for Messrs. Naughton and Sargeant and one times Covered Compensation for Mr. Horey.

(6)
In accordance with the terms of their respective employment agreements, represents three times Covered Compensation for Messrs. Naughton and Sargeant and two times Covered Compensation for Mr. Horey.

        The following benefits apply generally to all similarly situated employees and are not included in the tables above:

  •
  Upon a termination of any employee's employment without cause or upon death, disability or retirement of the employee or upon a sale of the Company (as defined in the Stock Incentive Plan), all unvested shares of restricted stock held by an employee will immediately vest. The full value of the shares of restricted stock for which vesting would accelerate upon a termination on December 31, 2011 of each of the named executive officers, based on a closing price of $130.60 on December 31, 2011 is: Mr. Blair—$9,627,179; Mr. Naughton—$6,347,291; Mr. Sargeant—$4,303,270; Mr. Horey—$2,993,483; and Mr. McLaughlin—$2,753,048.

  •
  All unvested employee stock options provide for accelerated vesting upon termination of employment without cause or upon death, disability, retirement, or a sale of the Company (as defined in the Stock Incentive Plan). The full in the money value of unvested options for which vesting would accelerate upon a termination on December 31, 2011 of each of the named executive officers is: Mr. Blair—$3,738,953; Mr. Naughton—$1,869,428; Mr. Sargeant—$1,215,223; Mr. Horey—$814,954; and Mr. McLaughlin—$803,640.

  •
  Upon a termination of any employee's employment due to retirement, the employee will receive the following:

    •
    For six months, the Company will pay the employee's premium due for insurance benefits extended under COBRA.

    •
    Pro-rated Company match under the 401(k) plan.

    •
    Pro-rated annual bonus.

    •
    The employee may choose a gift from an on-line catalogue of retirement gifts.

    To receive retirement benefits, the officer must give six months' prior written notice to the Company of his intention to retire and enter into a one year non-solicitation and non-competition agreement.

  •
  If any employee's employment terminates on or after the end of the calendar year for any reason other than for cause, the Company would compensate that individual with the cash bonus and the cash value of the long-term incentive award that would have been paid to that employee in February or March of the following year. Accordingly, the value of the cash bonus and long-term incentive award earned by the Named Executive Officers in respect of 2011 service is not included in the table above (but is described elsewhere in this Proxy Statement). For Messrs. Naughton, Sargeant and Horey, if such a termination occurred in the middle of the year, they would receive a prorated portion of such amount (at target) under the terms of their employment agreements. Under the Company's Officer Severance Plan, in the event of such a termination in connection with a sale of the Company, Messrs. Blair and McLaughlin would receive a prorated portion of such amount (at target).

 Director Compensation

        A director of the Company who is also an employee receives no additional compensation for his services as a director. Our Board and Compensation Committee assess the total compensation for non-employee directors relative to the compensation provided by similarly sized real estate investment trusts, by our multi-family peer group, and by a group of cross-industry similarly sized companies. Our Compensation Committee reviews compensation for non-employee directors periodically. Non-employee director compensation was reviewed in early 2012 and is expected to be reviewed again in 2014.

        On the fifth business day following each annual meeting of stockholders, each of our non-employee directors automatically receives a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2011 Annual Meeting, each non-employee director received a restricted stock or deferred stock grant of 976 shares of Common Stock. All of such shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during his elected term that is not due to death or disability, or the director's removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company. In addition, during 2011 non-employee directors received a quarterly payment of $12,500 ($50,000 per year). Beginning in March of 2012, the quarterly payment increased to $15,000 ($60,000 per year). A non-employee director may elect to receive all or a portion of such cash payment in the form of a deferred stock award equal to the cash payment amount divided by the last reported price on the NYSE on the date of grant.

        In consideration for serving as Lead Independent Director, Mr. Primis currently receives, in addition to the compensation described above, an annual fee of $30,000, payable in equal quarterly installments of $7,500.

        The following table sets forth the compensation for service as a director of the Company received by each non-employee director in 2011, as recognized for financial reporting purposes.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(3)	Total ($)
Alan B. Buckelew(4)	$25,000	$86,752	—	—	—	$465	$112,217
Bruce A. Choate	$50,000	$124,928	—	—	—	$136,155	$311,083
John J. Healy, Jr.	—	$174,954	—	—	—	$119,144	$294,098
Lance R. Primis	$80,000	$124,928	—	—	—	$9,928	$214,856
Peter S. Rummell	$50,000	$124,928	—	—	—	$13,646	$188,574
H. Jay Sarles	$50,000	$124,928	—	—	—	$9,928	$184,856
W. Edward Walter	$50,000	$124,928	—	—	—	$13,397	$188,325

(1)
For Mr. Primis, this includes $30,000 paid in 2011 for his service as Lead Independent Director during 2011.

(2)
The amounts in column (c) for Messrs. Choate, Healy, Primis, Rummell, Sarles, and Walter reflect the grant date fair value of the shares of restricted stock or deferred stock granted to each Director on May 18, 2011 equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. The value was calculated based on the closing price of the Common Stock on the date of grant of $128.00. Mr. Healy's stock award amount also includes his election to receive cash payments totaling $50,000 in the form of deferred units. Mr. Buckelew received a grant of 651 shares of restricted stock upon joining the Board of Directors on September 13, 2011. The value was calculated based on the closing price of the Common Stock on the date of grant of $133.26.

(3)
The amounts in column (g) reflect dividends paid on restricted stock and deferred stock. Dividends on deferred stock are automatically reinvested in the plan as additional deferred stock. The number of shares of deferred stock is calculated based upon the closing price of the Common Stock on the dividend payment date.

(4)
Mr. Buckelew joined the Board of Directors on September 13, 2011. These payments reflect what he received in 2011 for service on the Board from this date through the end of the year.

V. OFFICERS, STOCK OWNERSHIP AND OTHER INFORMATION

Executive and Senior Officers

        The following biographical descriptions set forth information with respect to the executive and senior officers of the Company, based on information furnished to the Company by each officer. There is no family relationship between any director, nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company's Bylaws.

        The Board of Directors has determined that Messrs. Blair, Naughton, Sargeant, Birenbaum, Breslin, Horey, McLaughlin, Morris, Schulman, and Wilson, and Ms. Shea are executive officers of the Company within the meaning of Rules 3b-7 and 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Bryce Blair, 53, is the Company's Chairman of the Board and has been a director of the Company since May 2001. Mr. Blair has served as the Company's Chairman of the Board since January 2002 and was Chief Executive Officer from February 2001 through December 2011 and President from September 2000 through February 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the Merger, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair was a partner with the Northeast Group of TCR from 1985 until 1993. Mr. Blair received his Master's degree in Business Administration from Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of NAREIT, where he is past Chairman, and the ULI, where he is a past trustee and past Chairman of the Multifamily Council. Mr. Blair has been a member of the Board of Directors of Pulte Group, Inc. since 2011 and was formerly a member of the Board of Directors of CarrAmerica Realty Corporation from 2005 to 2006.

        Timothy J. Naughton, 50, is the Company's Chief Executive Officer and President and has been a director of the Company since September 2005. Mr. Naughton has served as Chief Executive Officer since January 2012 and President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role,

Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company's investment strategy. Prior to becoming the Chief Investment Officer, Mr. Naughton served as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton serves on the Board of Governors of NAREIT, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the ULI and is a member of the NMHC, where he serves on the Executive Committee. Mr. Naughton received his Master's of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

        Thomas J. Sargeant, 53, has been Chief Financial Officer of the Company since the Merger. Mr. Sargeant has also held the additional title of Executive Vice President. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina, where he was elected to Phi Beta Kappa and the Honors College.

        Matthew H. Birenbaum, 46, is the Company's Executive Vice President—Corporate Strategy, a position he has held since October 2011, with responsibility for coordinating the Company's brand and corporate strategies with its investment activities and providing leadership in setting overall portfolio allocation strategies. Prior to joining the Company in 2011, Mr. Birenbaum was the founding principal of Abbey Road Property Group, LLC, a multi-family development and investment firm based in Arlington, Virginia since 2006 and before that a Senior Vice President at EYA (formerly Eakin/Youngentob Associates) and was previously a Regional Vice President of Development with the Company. Mr. Birenbaum received his Bachelor of Arts from Brown University, where he graduated phi beta kappa, and his Masters Degree from The Kellogg Graduate School of Management at Northwestern University, where he graduated with honors. He serves on the board of the L'Enfant Trust, a historic preservation group in Washington, DC, and is an active member of ULI, as well as being certifies LEED-AP.

        Sean J. Breslin, 45, is the Company's Executive Vice President—Investments and Asset Management, with overall responsibility for the Company's investment platform, including acquisitions/dispositions, portfolio management and market research. Prior to assuming his current role in February 2010 he was the Senior Vice President—Redevelopment and Asset Management since 2008, and Senior Vice President—Investments from 2006 through 2007. Mr. Breslin joined the Company as Vice President—Investments in 2002 and prior to that was the Chief Operating Officer of CWS Capital Partners. He received his Bachelors Degree from California State University, Long Beach and his Masters of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is Vice Chair of ULI's Multifamily Council. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin.

        Leo S. Horey, 49, is the Company's Executive Vice President—Chief Administrative Officer. He has held this title since April 2012 and was Executive Vice President—Property Operations, prior to that since January 2004. Mr. Horey was Senior Vice President—Property Operations from February 2001 through December 2003. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property Operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties. Previously, Mr. Horey had worked for TCR since 1990. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

        William M. McLaughlin, 47, is the Company's Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010 he was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994, and has also served as Senior Vice President—Development and Vice President—Development. Before joining the Company, Mr. McLaughlin was with Lincoln Property Company. Mr. McLaughlin received his Bachelors Degree in Economics from Harvard College in 1986.

        Edward M. Schulman, 49, is the Company's Executive Vice President—General Counsel and Secretary. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company, he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors.

        Stephen W. Wilson, 55, is the Company's Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010, he was Senior Vice President—Development & Construction for the West Coast and Mid-Atlantic. Mr. Wilson has also served as Senior Vice President—Development and Vice President—Development. Prior to joining the Company in 1998, Mr. Wilson was a Senior Vice President and Chief Operating Officer for SU Development, Inc. of Bellevue, Washington and Senior Vice President of Continental Pacific, Inc. of Bellevue, Washington. Mr. Wilson received his B.A. in Business Administration (Accounting) from Washington State University. He is a member of ULI and The American Institute of Certified Public Accountants.

        David Bellman, 56, is the Company's Senior Vice President—Construction. Mr. Bellman joined AvalonBay in 1998 and prior to that spent 16 years with Boston Properties. Mr. Bellman studied Engineering Administration at George Washington University and is a member of the New York City Builders Congress.

        Kurt D. Conway, 52, is the Company's Senior Vice President—Brand Strategy. Mr. Conway joined the Company in August 2010. Prior to joining the Company, Mr. Conway held senior level marketing roles in multi-site hospitality and healthcare businesses. Most recently, he was Senior Vice President Sales, Marketing and Corporate Communications for Sunrise Senior Living from 2003 until 2010. Previously, he was a Senior Vice President of Sales and Marketing for Marriott International and also held senior level roles in Product Management and Marketing for ManorCare, Inc. Mr. Conway earned a Master's of Science degree from the University of Massachusetts and a Bachelor's of Business Administration from the University of Michigan.

        Deborah A. Coombs, 56, is the Company's Senior Vice President—Property Operations. Prior to joining the Company in 2003, Ms. Coombs was Area Vice President for the Southern California region of Equity Residential Property Management. From 1989 to 1994, Ms. Coombs was the Regional Director of Operations for Lexford Properties. She received her BA Degree in Education with Distinction from Purdue University.

        Jonathan B. Cox, 54, is the Company's Senior Vice President—Development. Mr. Cox joined the Company in 2003 and has over 20 years of multifamily residential development experience, most recently prior to joining the Company as a Vice President with The Holladay Corporation. Mr. Cox graduated from Case Western Reserve University and has a Masters of Business Administration from the Wharton School.

        Scott W. Dale, 53, is the Company's Senior Vice President—Development. Prior to joining the Company in 1998, Mr. Dale was the Regional Real Estate manager for General Motors Worldwide Real Estate. Mr. Dale holds a Bachelor of Science Degree in Civil Engineering from the University of Calgary. He also attended Boston University School of Management, from which he graduated Beta Gamma Sigma with a Masters Degree in Business Administration. He is an affiliated member of the

Real Estate Investment Advisory Council, the ULI, and the Association of Professional Engineers of Ontario.

        Ronald J. Ladell, 50, is the Company's Senior Vice President—Development. Prior to joining the Company in 2002, he was the Vice President for Business Development for Pinnacle Communities responsible for commercial and multifamily developments. Mr. Ladell also served as the Vice President, General Counsel and Director of Development for a restaurant and hotel franchisee developing, constructing and operating hotels and restaurants in the Northeaset. Mr. Ladell received is JD from Rutgers School of Law-Newark and his BA from Rutgers College, Rutgers University.

        Joanne M. Lockridge, 53, is the Company's Senior Vice President—Finance. Ms. Lockridge has been with the Company since the Merger, and prior to that with Avalon Properties since its formation in 1993. She earned her Masters in Finance degree from Fairfield University and her undergraduate degree, magna cum laude, from St. Anselm College.

        J. Richard Morris, 52, has been the Company's Senior Vice President—Construction since February 2005. Mr. Morris has been with the Company since the Merger. He joined Avalon Properties in 1996 and prior to joining the Company worked for regional residential developers in the Mid-Atlantic area constructing numerous large residential communities. Mr. Morris graduated cum laude from West Virginia State University with a B.S. in Building Construction. He also completed graduate courses in Engineering Management at the West Virginia College of Graduate Studies. Mr. Morris is a member of the National Association of Home Builders, where he has served on subcommittees for Codes and Standards.

        Kevin P. O'Shea, 46, is the Company's Senior Vice President—Investment Management Mr. O'Shea joined the Company in July 2003. Prior to joining the Company, Mr. O'Shea was an Executive Director in the Investment Research division of UBS AG. Previously, Mr. O'Shea was a real estate investment banker with UBS, PaineWebber Incorporated and CIBC World Markets. Mr. O'Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

        Christopher L. Payne, 42, is the Company's Senior Vice President—Development. Prior to joining the Company in 2000, Mr. Payne managed new development activity for Belmont Corp. in Southern California. Mr. Payne received a B.S. in Business Administration / Finance from California State University, Fullerton and a Masters in Real Estate Development from the University of Southern California.

        Martin Piazzola, 52, joined the Company as a Senior Vice President—Development in 2011. Prior to joining the Company, Mr. Piazzola was Vice President for Lincoln Property Company responsible for identifying, underwriting, acquiring and developing residential projects in the New York area. Previously, Mr. Piazzola was Executive Vice President of The Clarett Group. He earned a Bachelor of Science degree in accounting at the State University of New York at Binghamton, an MBA in Finance from New York University, is certified as a CPA, and is a member of the Board of Governors of the Real Estate Board of New York.

        Keri A. Shea, 42, has been the Company's Vice President—Finance & Treasurer since 2006, and since 2009 has also been designated as the Company's principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005. Prior to joining the Company, she most recently served as the Corporate Controller for two start-up technology companies in the Washington, D.C. area. Prior to that Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

        Bernard J. Ward, 47, is the Company's Senior Vice President—National Operations and has oversight responsibility for all property operations. He joined the Company in 1997 and prior to that was with New Plan Realty Trust. Mr. Ward received a liberal arts degree from the University of California at San Diego.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock as of December 31, 2011; (ii) each of the Company's directors and Nominees as of March 1, 2012; (iii) each of the Named Executive Officers as of March 1, 2012; and (iv) all directors and executive officers as a group as of March 1, 2012, based on representations of officers and directors of the Company and filings through February 2012 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 1, 2012 and are based upon 95,347,703 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Bryce Blair	382,060	(3)	*
Alan B. Buckelew	651		*
Bruce A. Choate	59,226	(4)	*
John J. Healy, Jr.	35,345	(5)	*
Leo S. Horey	155,259	(6)	*
William M. McLaughlin	131,128	(7)	*
Timothy J. Naughton	501,148	(8)	*
Lance R. Primis	9,590		*
Peter S. Rummell	6,380	(9)	*
Thomas J. Sargeant	205,947	(10)	*
H. Jay Sarles	12,181	(11)	*
W. Edward Walter	5,572	(12)	*
All current directors and executive officers as a group (18 persons)	1,687,399	(13)	1.76
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	10,235,207	(14)	10.73
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	6,911,411	(15)	7.25
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor, New York, NY 10017	5,926,409	(16)	6.22
Vanguard Specialized Funds-Vanguard REIT Index Fund 100 Vanguard Blvd., Malvern PA 19355	5,211,838	(17)	5.47
APG Asset Management US Inc. 666 Third Ave., 2nd Floor, New York, NY 10017	4,973,666	(18)	5.22
LaSalle Investment Management (Securities), L.P. 100 East Pratt Street, Baltimore, MD 21202	4,812,116	(19)	5.05

*
Less than one percent

(1)
The address for all directors and executive officers is AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203.

(2)
Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3)
Includes 120,723 shares issuable upon the exercise of stock options that vest on or before May 1, 2012.

(4)
Includes (i) 39,604 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan and (ii) 19,622 shares held jointly with spouse, which serve as collateral for a loan.

(5)
Includes 34,027 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6)
Includes (i) 87,653 shares issuable upon the exercise of stock options that vest on or before May 1, 2012 and (ii) 52,835 shares held in a revocable trust.

(7)
Includes 68,180 shares issuable upon the exercise of stock options that vest on or before May 1, 2012.

(8)
Includes 370,283 shares issuable upon the exercise of stock options that vest on or before May 1, 2012.

(9)
Includes 1,472 shares issuable in the future under deferred stock awards granted to Mr. Rummell in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(10)
Includes (i) 63,929 shares issuable upon the exercise of stock options that vest on or before May 1, 2012, (ii) 1,352 shares held by Mr. Sargeant's spouse, and (iii) 40,000 shares held in trust.

(11)
All of such shares are held in a revocable trust, and are pledged to secure a line of credit.

(12)
Includes 2,251 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(13)
Includes (i) 775,414 shares issuable upon the exercise of stock options that vest on or before May 1, 2012, (ii) 77,354 shares issuable in the future under deferred stock awards, (iii) 124,638 shares held in trust, and (iv) 31,803 shares held in margin accounts or otherwise pledged, in the cases of Mr. Choate and Mr. Sarles above.

(14)
The information reported is based on a Schedule 13GA filed on February 8, 2012 reporting beneficial ownership as of December 31, 2011. The Schedule 13G indicates that the reporting entity holds sole voting power with respect to 131,189 shares, sole dispositive power with respect to 10,104,018 shares, and shared dispositive power with respect to 131,189 shares.

(15)
The information reported is based on a Schedule 13GA filed on February 13, 2012, reporting beneficial ownership as of December 31, 2011. The Schedule 13GA indicates that the reporting entity holds sole voting and dispositive power with respect to all reported shares.

(16)
The information reported is based on Schedule 13GA filed jointly by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers Europe S.A. with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011. The information reported includes 5,853,472 shares beneficially owned by Cohen & Steers Capital Management, Inc. and 72,937 shares beneficially owned by Cohen & Steers Europe S.A. The address of Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017 and of Cohen & Steers Europe S.A. is Chausse de la Hulpe 116, 1170 Brussels, Belgium. The Schedule 13GA also indicates that (i) Cohen & Steers Inc. holds sole voting power with respect to 2,410,677 shares and sole dispositive power with respect to 5,926,409 shares, (ii) Cohen & Steers Capital Management Inc. holds sole voting power with respect to 2,386,013 shares and sole dispositive power with respect to 5,853,472 shares, and (iii) Cohen & Steers Europe S.A. holds sole voting power with respect to 24,664 shares and sole dispositive power with respect to 72,937 shares.

(17)
The information reported is based on Schedule 13GA filed with the SEC on January 27, 2012 reporting beneficial ownership as of December 31, 2011. The Schedule 13G also reports that the reporting entity holds sole voting power with respect to all reported shares.

(18)
The information reported is based on a Schedule 13G filed with the SEC on February 8, 2012, reporting beneficial ownership as of December 31, 2011. APG Asset Management US Inc. has sole voting and sole dispositive powers with respect to all reported shares. APG Algemene Pensioens Groep NV ("APG NL") is the exclusive investment management with the power to vote and make all investment decisions with respect to the securities, and APG NL has delegated its investment and voting power to APG Asset Management US Inc. ("APG US"). APG NL owns all of the voting shares of APG US and thus may be deemed to beneficially own any securities over which APG US exercise investment management or voting discretion. APG Groep NV owns all of the shares of APG NL and Stichting Pensioenfonds ABP owns all of the shares of APG Groep NV.

(19)
The information reported is based on Schedule 13G filed jointly by LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management, Inc. with the SEC on February 10, 2012, reporting beneficial ownership as of December 31, 2011. The information reported includes 4,568,823 shares beneficially owned by LaSalle Investment Management (Securities), L.P. and 243,293 shares beneficially owned by LaSalle Investment Management, Inc. The address of LaSalle Investment Management, Inc. is 100 East Pratt Street, Baltimore, MD 21202. The Schedule 13G also reports that the LaSalle Investment Management, Inc. holds sole dispositive power with respect to 243,293 shares, and LaSalle Investment Management (Securities), L.P. holds sole voting power with respect to 656,958 shares and sole dispositive power with respect to 4,568,823 shares.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2011, all filing requirements applicable to the Insiders were timely satisfied.

VI. OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses. The Company has engaged Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, a third party proxy solicitation firm. We anticipate that the cost of such third party proxy solicitation, which will be borne by the Company, will be approximately $7,500 plus reasonable out-of-pocket expenses.

Stockholder Proposals for Annual Meetings

        Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2013 annual meeting of stockholders must be received by the Company by December 4, 2012. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

        In accordance with our Bylaws, as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company's 2013 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 4, 2012 nor later than 5:00 p.m., Eastern Time, on December 4, 2012 or (B) in the event that the date of the 2013 annual meeting is advanced or delayed by more than 30 days from May 23, 2013, (i) not earlier than the 150th day prior to the date of such meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of such annual meeting or (y) the 10th day following the day on which public announcement of such annual meeting is first made. You may contact the Company's Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Secretary.

TO AUTHORIZE YOUR PROXY, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc. common stock at the 2012 Annual Meeting of Stockholders. YOU CAN AUTHORIZE A PROXY TO VOTE THESE SHARES TODAY IN ONE OF THREE WAYS: BY INTERNET - www.proxyvote.com Use the Internet to authorize your proxy and transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AvalonBay Communities, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. BY PHONE - 1-800-690-6903 Use any touch-tone telephone to authorize your proxy and transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. AVALONBAY COMMUNITIES, INC. BALLSTON TOWER 671 N. GLEBE ROAD, SUITE 800 ARLINGTON, VA 22203 M43769-P22799 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except AVALONBAY COMMUNITIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3. ! ! ! 1. To elect the following nine individuals to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualify: 01) Bryce Blair 02) Alan B. Buckelew 03) Bruce A. Choate 04) John J. Healy, Jr. 05) Timothy J. Naughton 06) Lance R. Primis 07) Peter S. Rummell 08) H. Jay Sarles 09) W. Edward Walter For Abstain Against ! ! ! 2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2012. 3. To adopt a resolution approving, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement. ! ! ! THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4. ! ! ! 4. To cast a vote on a stockholder proposal concerning the preparation of a sustainability report, if the proposal is properly presented at the Annual Meeting of Stockholders. 5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof in the discretion of the proxy holder. Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give your full title. If shares are held jointly, each holder should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M43770-P22799 AVALONBAY COMMUNITIES, INC. 2012 ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2012, 9:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203 on May 23, 2012, 9:00 a.m. Eastern Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SEE REVERSE SIDE SEE REVERSE SIDE